                                                                    EXHIBIT 10.2

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                  July 31, 2003

                                  by and among

                         LOCKHEED MARTIN SERVICES, INC.

                                       AND

                       AFFILIATED COMPUTER SERVICES, INC.

ASSET PURCHASE AGREEMENT                                       EXECUTION VERSION

                                    Schedules

SCHEDULE 1.1EA             Certain Excluded Assets
SCHEDULE 1.1EL             Certain Excluded Liabilities
SCHEDULE 1.1PSC            Professional Service Contracts
SCHEDULE 2.2(c)            Closing Date Statement Procedures
SCHEDULE 3.1(c)(1)         Financial Statements
SCHEDULE 3.1(c)(2)         Certain Changes
SCHEDULE 3.1(d)(1)         Tax Returns
SCHEDULE 3.1(e)(1)         Material Contracts
SCHEDULE 3.1(e)(2)         Compliance with Material Contracts and Consents
SCHEDULE 3.1(f)(1)         Real and Personal Property; Title to Property
SCHEDULE 3.1(f)(2)         Leases
SCHEDULE 3.1(g)(1)         Business IP
SCHEDULE 3.1(g)(2)         Ownership of Business IP
SCHEDULE 3.1(g)(3)         Transfer of Intellectual Property
SCHEDULE 3.1(g)(4)         Intellectual Property Infringement
SCHEDULE 3.1(g)(6)         Intellectual Property Indemnification
SCHEDULE 3.1(g)(7)         Seller and Affiliate Intellectual Property
SCHEDULE 3.1(h)            Authorization; No Conflicts
SCHEDULE 3.1(i)            Legal Proceedings
SCHEDULE 3.1(j)            Labor Matters
SCHEDULE 3.1(n)(1) Benefit Plans and Other Employee Programs, Agreements or Arrangements
SCHEDULE 3.1(n)(2)         Certain Transactions
SCHEDULE 3.1(n)(3)         Compliance
SCHEDULE 3.1(n)(5)         Severance
SCHEDULE 3.1(n)(7)         Retiree Medical Benefit Commitments
SCHEDULE 3.1(q)            Operation in the Ordinary Course
SCHEDULE 3.1(r)            Environmental Compliance
SCHEDULE 3.1(s)            Affiliate Transactions
SCHEDULE 3.1(t)            Accounts Receivable Exceptions
SCHEDULE 3.1(bb)           Export and Import Licenses and Technical Assistance
                           Agreements
SCHEDULE 4.2               Conduct of Business
SCHEDULE 4.3(f)            Partial Assignments or Alternative Arrangements
SCHEDULE 5.6(a)            Intellectual Property
SCHEDULE 5.8               Administration Pending Transfer of Certain Contracts
SCHEDULE 5.12              GM Contract-Related Equipment
SCHEDULE 6.1               Transferred Employees Engaged in GM Contracts
SCHEDULE 6.1(e)            Affiliate Employees
SCHEDULE 6.1(f)            Independent Contractor Agreements
SCHEDULE 6.2(a)(1)         Seller Savings Plan
SCHEDULE 7.1(b)            Approvals
SCHEDULE 7.1(c)            Certain Consents
SCHEDULE 10.13             Knowledge Convention

ASSET PURCHASE AGREEMENT                                       EXECUTION VERSION

                                    Exhibits

EXHIBIT A           Form of Assignment and Assumption Agreement
EXHIBIT B           Form of Limited Noncompetition Agreement
EXHIBIT C           Forms of Transition Services Agreements
     EXHIBIT C1     Form for General Transition Services
     EXHIBIT C2     Form for Benefits Services To Be Provided by Seller to Buyer
EXHIBIT D           Substance of Opinion of Counsel to Seller
EXHIBIT E           Substance of Opinion of Counsel to Buyer

ASSET PURCHASE AGREEMENT                  2                    EXECUTION VERSION

                                TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                         ----
ARTICLE I         DEFINITIONS..........................................................................    1

         1.1      Definitions..........................................................................    1

ARTICLE II        PURCHASE AND SALE/CLOSING............................................................   15

         2.1      Purchase and Sale....................................................................   15

         2.2      Purchase Price and Adjustments.......................................................   15

         2.3      The Closing..........................................................................   17

         2.4      Allocation of Purchase Price.........................................................   17

ARTICLE III       REPRESENTATIONS AND WARRANTIES.......................................................   18

         3.1      Representations and Warranties of Seller.............................................   18

         3.2      Representations and Warranties of Buyer..............................................   29

ARTICLE IV        COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING................................   31

         4.1      Access...............................................................................   31

         4.2      Conduct of Business..................................................................   31

         4.3      Reasonable Efforts; No Inconsistent Action...........................................   34

         4.4      [Reserved.]..........................................................................   35

         4.5      Control of the Business..............................................................   35

         4.6      Accuracy of Information..............................................................   36

         4.7      Related Agreements...................................................................   36

         4.8      Post-Effective Date, Pre-Closing Date Cash Activity..................................   37

ARTICLE V         CONTINUING COVENANTS.................................................................   37

         5.1      Cooperation..........................................................................   37

         5.2      Nondisclosure of Proprietary Data....................................................   38

         5.3      Legal Privileges.....................................................................   38

         5.4      Tax Matters..........................................................................   38

         5.5      Use of Certain Seller Trademarks.....................................................   40

         5.6      Intellectual Property; Internet Sites................................................   41

         5.7      Leases...............................................................................   42

         5.8      Administration Pending Transfer of Certain Contracts.................................   42

         5.9      Insurance Matters....................................................................   43

         5.10     Supplemental Disclosure..............................................................   44

         5.11     Treatment of Certain Accounts Receivable.............................................   44

         5.12     Receipt of Amounts in Respect of Transferred and Excluded Assets; Excluded GM
                  Contract Assets; Leased Equipment Included in the GM Contract Assets.................   46

ARTICLE VI        EMPLOYEES AND EMPLOYEE MATTERS.......................................................   46

ASSET PURCHASE AGREEMENT                                       EXECUTION VERSION

                                                                                                         PAGE
                                                                                                         ----
         6.1      Employment of Transferred Employees..................................................   46

         6.2      Transferred Employee Benefit Matters.................................................   48

         6.3      Vacation Benefits....................................................................   50

         6.4      Employee Rights......................................................................   51

         6.5      WARN Act Requirements................................................................   51

         6.6      Special Provisions For Certain Employees.............................................   51

ARTICLE VII       CONDITIONS OF PURCHASE...............................................................   52

         7.1      General Conditions...................................................................   52

         7.2      Conditions to Obligations of Buyer...................................................   52

         7.3      Conditions to Obligations of Seller..................................................   54

ARTICLE VIII      TERMINATION OF OBLIGATIONS...........................................................   54

         8.1      Termination of Agreement.............................................................   54

         8.2      Effect of Termination................................................................   55

ARTICLE IX        INDEMNIFICATION; SURVIVAL............................................................   55

         9.1      Obligations of Seller................................................................   55

         9.2      Obligations of Buyer.................................................................   57

         9.3      Procedure............................................................................   57

         9.4      Survival.............................................................................   59

         9.5      Limitations on Indemnification.......................................................   59

         9.6      Treatment of Payments................................................................   60

         9.7      Remedies Exclusive...................................................................   60

         9.8      Mitigation...........................................................................   61

ARTICLE X         GENERAL..............................................................................   61

         10.1     Usage................................................................................   61

         10.2     Amendments; Waivers..................................................................   61

         10.3     Schedules; Exhibits..................................................................   62

         10.4     Further Assurances...................................................................   62

         10.5     Governing Law........................................................................   62

         10.6     Headings.............................................................................   62

         10.7     Counterparts.........................................................................   62

         10.8     Parties in Interest..................................................................   63

         10.9     Performance by Subsidiaries..........................................................   63

         10.10    Waiver...............................................................................   63

         10.11    Severability.........................................................................   63

         10.12    Damages Determination................................................................   63

ASSET PURCHASE AGREEMENT                   ii                  EXECUTION VERSION

                                                                                                         PAGE
                                                                                                         ----
         10.13    Knowledge Convention.................................................................   63

         10.14    Notices..............................................................................   64

         10.15    Publicity and Reports................................................................   65

         10.16    Integration..........................................................................   65

         10.17    Expenses.............................................................................   65

         10.18    No Assignment........................................................................   66

         10.19    Representation By Counsel; Interpretation............................................   66

         10.20    Reference of Disputes to Senior Officers of Buyer and LM.............................   66

         10.21    Resolution of Disputes...............................................................   66

         10.22    No Third Party Beneficiaries.........................................................   67

ASSET PURCHASE AGREEMENT                   iii                 EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                  This Asset Purchase Agreement is entered into as of July 31, 2003 by and between Lock heed Martin Services, Inc., a Delaware corporation ("Seller"), and Affiliated Computer Services, Inc., a Delaware corporation ("Buyer "; and, together with Seller, the "Parties").

                                 R E C I T A L S

                  WHEREAS, Seller and certain of its Affiliates own and operate the Business (as defined below) and provide services pursuant to the GM Contracts (as defined below);

                  WHEREAS, Buyer wishes to purchase the Business and the GM Contract Assets from Seller, and Seller wishes to sell the Business and the GM Contract Assets to Buyer; and

                  WHEREAS, concurrently with the execution of this Agreement, Buyer and certain Affiliates of Buyer and Seller are executing that certain Stock Purchase Agreement (as such agreement may be amended from time to time, the "Stock Purchase Agreement") pursuant to which an Affiliate of Seller intends to purchase a business from Buyer through the acquisition of all of the issued and outstanding stock of several subsidiaries of Buyer from a Subsidiary of Buyer.

                                A G R E E M E N T

                  In consideration of the mutual promises contained herein and intending to be legally bound, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

                  1.1      DEFINITIONS.

                  For all purposes of this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, and except as otherwise expressly provided, the following definitions shall apply:

                  "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil, criminal or regulatory, in law or in equity, or before any arbitrator or Governmental Entity.

                  "Active Employees" has the meaning set forth in Section 6.1.

                  "Affiliate" means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

                  "Affiliate Employees" has the meaning set forth in Section 6.1(e).

                  "Affiliated Transferors" means any Affiliate of Seller which owns any of the Transferred Assets or is a party to any Contract included in the Transferred Assets.

ASSET PURCHASE AGREEMENT                                       EXECUTION VERSION

                  "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached hereto or expressly incorporated herein by reference.

                  "Ancillary Services" means the sale or other provision of information technology services or products in support of another product or service designed, maintained, assembled, integrated or upgraded by LM or its Subsidiaries.

                  "Approval" means any approval, authorization, consent, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

                  "Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement, dated as of the Closing Date, substantially in the form of Exhibit A hereto.

                  "Assumed Liabilities" means all liabilities and obligations of Seller or its Affiliates of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise, whether or not reflected or reserved against in the Financial Statements or the Closing Date Statement, and whether presently in existence or arising hereafter, to the extent arising out of the operation, affairs or conduct of the Business or the Transferred Assets (other than the GM Contract Assets, which are separately addressed below), other than liabilities and obligations specifically identified as Excluded Liabilities. Assumed Liabilities include all liabilities and obligations:

                  (i) that (a) are set forth on, or reflected or referred to in, the Financial Statements, (b) are disclosed in any of the Disclosure Schedules delivered hereunder,
                           (c) would be subject to disclosure in any of the Disclosure Schedules delivered in connection with any of Seller's representations and warranties but for the materiality standards (and/or knowledge qualifiers) contained in such representations and warranties, or (d) are taken into account in the calculation of the Final Working Capital Amount as determined in accordance with Section 2.2(c) of this Agreement (including accounts payable and reserves reflected as contra-asset accounts);

                  (ii) arising under Contracts of the Business, whether or not such Contracts have been completed or terminated prior to the Closing Date, whether arising prior to, on or after the Closing Date, including liabilities and obligations arising from or relating to the performance or nonperformance of such Contracts by the Business, Seller or its Affiliates, Buyer or its Affiliates or any other Person;

                  (iii) that are assumed by Buyer in accordance with Article VI in respect of Transferred Employees;

                  (iv) for errors or omissions or allegations of errors or omissions with respect to any service provided by the Business prior to, on or after the Closing Date;

ASSET PURCHASE AGREEMENT                   2                   EXECUTION VERSION

                  (v) for warranty obligations or services with respect to any service provided by the Business prior to, on or after the Closing Date;

                  (vi) that relate to the Leases (other than the GM Facility Leases), whether arising prior to, on or after the Closing Date, and, to the extent applicable, all liabilities and obligations assumed by Buyer in accordance with Section 5.7 of this Agreement;

                  (vii) arising from or relating to Actions arising from or relating to the Business or any Transferred Asset (other than the GM Contract Assets);

                  (viii) to Seller and its Affiliates for trade accounts payable for services rendered prior to Closing pursuant to inter-division or Intra-Lockheed Martin Corporation agreements or arrangements such as memoranda of understanding, teaming agreements, project support authorizations and intra-company support arrangements in respect of the Business;

                  (ix) in respect of Encumbrances to which the Transferred Assets (other than the GM Contract Assets) are subject; and

                  (x) relating to the ownership by Buyer or any of its successors of the Transferred Assets (other than the GM Contract Assets) or otherwise relating to the conduct of the Business, in each case, from and after the Closing Date, including any and all Actions in respect thereof.

Further, "Assumed Liabilities" includes any and all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise, arising under or in connection with the ownership, use, possession, enjoyment or operation of the GM Contract Assets from and after the Closing Date, and any Encumbrances to which the GM Contract Assets are subject.

                  "Base Purchase Price" has the meaning set forth in Section 2.2(b).

                  "Bid" means any quotation, bid or proposal by Seller or its Affiliates which, if accepted or awarded, would lead to a Contract with the U.S. Government.

                  "Business" means the business conducted by Seller and certain of its Affiliates consisting of the provision of Information Technology Infrastructure Services pursuant to Professional Services Contracts through their CES Business Unit.

                  "Business IP" has the meaning set forth in Section 3.1(g)(1).

                  "Business Proprietary Information" means (i) all non-public information included in Intellectual Property owned by or licensed to Seller or any Affiliated Transferor in connection with the Business, and (ii) any and all information related to the Business which has not been or is not made generally available to the public by Seller or the Affiliated Transferors prior to the Closing Date or by Buyer or its Affiliates after the Closing Date.

                  "Buyer" has the meaning set forth in the Preamble hereto.

ASSET PURCHASE AGREEMENT                   3                   EXECUTION VERSION

                  "Buyer Lease Assignee" has the meaning set forth in Section
5.7.

                  "Buyer Savings Plan" has the meaning set forth in Section 6.2(a)(ii).

                  "Buyer Welfare Plans" has the meaning set forth in Section 6.2(b)(1).

                  "Buyer's representatives" has the meaning set forth in Section 4.2.

                  "CES Business Unit" means the Commercial Enterprise Solutions business unit (and predecessor business units known as Enterprise Systems - U.S. or ES-US, Integrated Business Systems or IBS, Computer Services Organization and Remote Computing Services) of Seller and certain of its Affiliates.

                  "Closing" has the meaning set forth in Section 2.3(a).

                  "Closing Balance Sheet" has the meaning set forth in Section 2.2(c).

                  "Closing Date" has the meaning set forth in Section 2.3(b).

                  "Closing Date Receivables" has the meaning set forth in
Section 5.11.

                  "Closing Date Statement" has the meaning set forth in Section 2.2(c).

                  "Closing Working Capital" means the amount, to be determined accordance with Section 2.2(c), by which (i) the total dollar amount of those assets identified in accordance with GAAP as "current assets" on the Closing Balance Sheet, other than cash and cash equivalents, exceeds (ii) the total dollar amount of those liabilities identified in accordance with GAAP as "current liabilities" on such balance sheet, other than any such liabilities that constitute outstanding indebtedness of the Business to Seller or any of its Affiliates, whether or not any such liability is represented by a promissory note or other instrument in writing which indebtedness shall not constitute an Assumed Liability.

                  "COBRA" has the meaning set forth in Section 3.1(n)(7).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidentiality Agreement" has the meaning set forth in
Section 4.1(a).

                  "Contract" means any written agreement, arrangement, understanding, bond, commitment, franchise, indemnity, indenture or lease.

                  "Disclosure Schedules" means the Schedules dated the date of this Agreement and delivered contemporaneously herewith or updated in accordance with Section 5.10 relating to this Agreement, as they may be amended from time to time in accordance with the terms of this Agreement.

                  "Effective Date" means the day on which Seller closes its books for accounting purposes for the month most recently ended prior to the Closing Date.

                  "Employee" has the meaning set forth in Section 3.1(n)(1).

ASSET PURCHASE AGREEMENT                   4                   EXECUTION VERSION

                  "Encumbrance" means any claim, charge, easement, encumbrance, lease, security interest, lien, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by law or contract, except for any restrictions on transfer generally arising under any applicable federal or state securities laws.

                  "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging liability or potential liability under or relating to any Environmental Laws.

                  "Environmental Laws" means all federal, state, local and foreign statutes, laws and regulations relating to pollution, occupational health or safety, protection of human health or the environment (including air, surface water, ground water, land surface and subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Regulated Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Regulated Substances.

                  "Environmental Liabilities" means all liabilities to the extent arising in connection with or in any way relating to the Business or Seller's or its Affiliates' use or ownership of real property or the operation of the GM Contract Assets, whether contingent or fixed, actual or potential, which arise under or relate to Environmental Laws including, for the avoidance of doubt, Remedial Actions.

                  "Environmental Permit" means any license, permit, franchise, certificate of authority or order, or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity pursuant to any applicable Environmental Laws.

                  "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock, or any other rights, warrants or options to acquire any of the foregoing securities.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Excluded Assets" means all of the following assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business as the same shall exist on the Closing Date, wherever located, real, personal or mixed, tangible or intangible, to the extent owned by, leased by, granted to or in the possession of Seller or any Affiliated Transferor, regardless of whether or not owned by, leased by, granted to or in the possession of Seller or any Affiliated Transferor or held or used primarily in the conduct of the Business:

                  (i) all cash and cash equivalents of Seller and the Affiliated Transferors

                  (ii) all books and records that Seller and the Affiliated Transferors are required to retain pursuant to any applicable Law (in which case copies of such books and records to the extent relating to the Business will be provided to Buyer upon request), or that contain information relating to any business or activity of Seller or its Affiliates not forming a part of the Business (in which case copies of such books and records or portions

ASSET PURCHASE AGREEMENT                   5                   EXECUTION VERSION
                           thereof to the extent not relating to the other businesses or activities of Seller or its Affiliates will be provided to Buyer upon request), or any Employee that is not a Transferred Employee;

                  (iii) all notes receivable (including intercompany promissory notes) or similar claims or rights (whether or not billed or accrued) from Seller or any of its Affiliates relating to or arising out of the financing of the Business or the transfer of cash to or from the Business;

                  (iv) all Equity Securities held or issued by Seller, any Affiliated Transferor or any other Person;

                  (v) all Intellectual Property not constituting a Transferred Asset, including the Seller Marks and any computer software and programs which are proprietary to Seller or its Affiliates and which are not used exclusively in the conduct of the Business;

                  (vi) all rights and benefits in respect of inter-division or Intra-Lockheed Martin Corporation agreements or arrangements such as memoranda of understanding, teaming agreements, project support authorizations and intra-company support arrangements in respect of the Business (other than to the extent included within clause (iv) of the definition of Transferred Assets below) and all assets of business units of Seller and its Affiliates other than the CES Business Unit that are used to support the Business pursuant to such inter-division or intra-Lockheed Martin Corporation arrangements;

                  (vii) all assets of Seller and its Affiliates that are not held or owned by or used primarily or, in the case of Intellectual Property, exclusively in connection with the Business, including any assets of Seller or its Affiliates used in rendering corporate services to the Business;

                  (viii) all rights of Seller under this Agreement and the Related Agreements and the agreements and instruments delivered to Seller by Buyer pursuant to this Agreement or any of the Related Agreements;

                  (ix) to the extent permitted by Section 4.2, all assets disposed of or exhausted prior to Closing in the ordinary course of business, including inventory, prepaid expenses and equipment;

                  (x) all insurance proceeds (or rights thereto) of Seller and its Affiliates arising in connection with the operation of the Business prior to Closing;

                  (xi) all corporate or partnership records and stock books of Seller and its Affiliates;

                  (xii) any interest in real property of Seller or its Affiliates, other than the leasehold interest arising pursuant to the Leases and the Orlando Lease; and

                  (xiii)   all items set forth on Schedule 1.1EA.

ASSET PURCHASE AGREEMENT                   6                   EXECUTION VERSION

Further, "Excluded Assets" includes (A) any and all receivables (including notes receivable and similar claims or rights) of Seller and its Affiliates billed under or in connection with the GM Contract Assets as of the date immediately prior to the Closing Date, and the pro-rata portion of any receivables billed post-Closing that relate, in whole or in part, to any services performed under the GM Contracts prior to the Closing Date, (B) any rights to refunds or adjustments with respect to periods prior to the Closing Date (or the pro-rated, pre-Closing Date portion of any period that begins prior to and ends after the Closing Date) in connection with the GM Contract Assets, (C) any rights to refunds of security deposits in connection with the GM Contract Assets, and (D) any other monies deposited by Seller or its Affiliates with, or paid by Seller or its Affiliates to, other Persons as prepaid expenses or prepaid rentals with respect to any periods from and after the Closing Date in connection with the GM Contract Assets (or the post-Closing Date portion of any period that begins prior to and ends after the Closing Date). All pro-rated amounts for purposes of this definition shall be determined based upon the number of days in the relevant billing period prior to the Closing Date as a percentage of the total number of days in such billing period. For purposes of this definition, prepaid expenses shall mean any payments for goods or services that have not yet been fully performed as of the end of the day immediately preceding the Closing Date by the Person to whom a payment has been made and prepaid rentals shall mean rental payments for the use of property (whether real or personal) for any period from and after the Closing Date.

                  "Excluded Liabilities" means the liabilities or obligations of Seller and its Affiliates (whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise, and whether presently in existence or arising hereafter):

                  (i) in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued) to Seller or its Affiliates with respect to the pre-Closing period (but excluding trade accounts payable to Seller and its Affiliates as described in clause (viii) of the definition of Assumed Liabilities);

                  (ii) relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Seller or any Affiliate in connection with the sale of the Business and the GM Contract Assets contemplated by this Agreement;

                  (iii) that are Environmental Liabilities of the Business attributable to the pre-Closing period;

                  (iv) (a) with respect to pre-Closing obligations to Employees or Affiliate Employees, except to the extent specifically assumed by Buyer pursuant to
                           Article VI of this Agreement, (b) under any employee benefit plan, policy, arrangement, practice, program or agreement of Seller or any of its Affiliates, or
                           (c) without limiting the foregoing, under any pre- or post-retirement medical or other welfare plan of Seller or its Affiliates;

                  (v) relating to any indebtedness arising under credit facilities of Seller or any of its Affiliates; and

                  (vi) retained by Seller or any Affiliated Transferor pursuant to Schedule 1.1EL.

ASSET PURCHASE AGREEMENT                   7                   EXECUTION VERSION

Further, "Excluded Liabilities" includes all liabilities and obligations of Seller and its Affiliates (whether liquidated or unliquidated, known or unknown, fixed or contingent, absolute, determined, determinable or indeterminable, or otherwise) that accrue or relate to periods prior to the Closing Date under or in connection with the GM Contract Assets, including all payables under or in connection with the GM Contract Assets accrued as of the date immediately prior to the Closing Date, including the pro-rata portion of any payables paid post-Closing with respect to any services provided during the pre-Closing period.

                  "Final Working Capital Amount" has the meaning set forth in
Section 2.2(c).

                  "Financial Statements" has the meaning set forth in Section 3.1(c)(1).

                  "Financial Support Arrangements" means any liabilities or obligations, contingent or otherwise, of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person, including any remaining obligations or liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit and standby letters of credit (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, surety bonds, customs bonds, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received, off-balance sheet financing vehicles and any other financial accommodations.

                  "Foreign Export and Import Laws" means the laws and regulations of a foreign Governmental Entity regulating the provision of services to Persons not of the foreign country or the export and import of articles and information from and to the foreign country and to Persons not of the foreign country.

                  "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                  "GM Contract Assets" means:

         (i)      the GM Contracts;

         (ii)     the GM Subcontracts;

         (iii)    the GM Contract Facility Leases;

         (iv) the items of tangible personal property located at the facilities leased pursuant to the GM Contract Facility Leases and used primarily in connection with the performance of the GM Contracts and the GM Subcontracts;

         (v) all Business IP, if any, developed or used exclusively in connection with the operation of the GM Contract Assets;

ASSET PURCHASE AGREEMENT                   8                   EXECUTION VERSION

         (vi) all transferable Permits held or used primarily in connection with the operation of the GM Contract Assets; and

         (vii) all business books, records, files and papers, whether in hard copy or computer format, of Seller used for any other purpose relating exclusively to the operation of the GM Contract Assets at any time prior to the Closing except to the extent Seller or an Affiliated Transferor is required to retain the originals pursuant to any applicable Law (in which case copies will be provided to Buyer upon request).

                  "GM Contract Facility Leases" means the facility leases used primarily in connection with the performance of the GM Contracts and the GM Subcontracts, as identified on Schedule 3.1(f).

                  "GM Contracts" means those Contracts between Seller and its Affiliates, on the one hand, and General Motors Corporation and its Affiliates, on the other hand, as identified on Schedule 3.1(e)(1)(i).

                  "GM Subcontracts" means those subcontracts between Seller and its Affiliates, on the one hand, and third Persons, on the other hand, that relate to the GM Contracts, as identified on Schedule 3.1(e)(1)(i).

                  "Government Contract" means any Contract, including any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, multiple award schedule contract, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind and between Seller or any Affiliated Transferor and (i) the U.S. Government, (ii) any prime contractor to the U.S. Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii).

                  "Governmental Entity" means any government or any agency, bureau, board, government corporation, commission, court, department, establishment, official, political subdivision, tribunal, command, branch or legislative body or other instrumentality of any government, whether federal, interstate, state or local, domestic or foreign.

                  "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

                  "Income Tax Return" means a Tax Return required to be supplied to a Governmental Entity with respect to Income Taxes including, where permitted or required, combined or consolidated returns for any group of Persons that includes the Business or the Transferred Assets.

                  "Income Taxes" means all Taxes based on or measured by net income and any franchise Taxes based on capital (including any interest and penalties and additions to Tax (civil or criminal) related thereto or to the nonpayment thereof), but excluding withholding Taxes.

                  "Indemnifiable Claim" means any claim of an Indemnifiable Loss for or against which any party is entitled to indemnification under this Agreement.

ASSET PURCHASE AGREEMENT                   9                   EXECUTION VERSION

                  "Indemnifiable Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, penalty or settlement of any kind or nature, including reasonable legal, accounting and other professional fees and expenses and amounts paid in settlement, that are actually imposed on or otherwise actually incurred or suffered by the specified Person, except to the extent Indemnified Losses are limited by Section 10.12.

                  "Indemnified Party" means the party entitled to indemnification hereunder.

                  "Indemnifying Party" means the party obligated to provide indemnification hereunder.

                  "Information Technology Infrastructure Services" means services related to information technology infrastructure including mainframe and mid-range processing services, network monitoring, desktop services, technical staff support, training, consulting, systems integration, staff augmentation, applications support, help desk, data center operations and other professional services provided to a commercial third party as a set of services under or through Seller or its Affiliates' commercial data centers, on-site at customer locations or at other locations owned or leased by Seller or its Affiliates.

                  "Insurance Liabilities" has the meaning set forth in Section 5.9(c).

                  "Intellectual Property" means all patents, copyrights (registered or unregistered), trademarks (registered or unregistered), trade names (registered or unregistered), trade dress, domain names, mask work, service marks (registered or unregistered), service names, technology, know-how, processes, trade secrets, and all other tangible or intangible confidential or proprietary technical and business information, inventions, proprietary data, formulae, research and development data, computer software programs (including source codes), databases, networks, systems, other copyrights and works of authorship and other intellectual property and rights associated therewith and applications for the same, including any registrations or applications for registration of any of the foregoing and all goodwill associated with the foregoing.

                  "Interim Financial Statements" has the meaning set forth in
Section 3.1(c)(1).

                  "IRS" means the Internal Revenue Service or any successor entity.

                  "Law" means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

                  "Leases" has the meaning set forth in Section 3.1(f)(2).

                  "Limited Noncompetition Agreement" means the Limited Noncompetition Agreement dated as of the Closing Date, substantially in the form of Exhibit B hereto.

                  "LM" means Lockheed Martin Corporation, a Maryland corporation.

                  "LTD Recipient" has the meaning set forth in Section 6.6.

                  "Master Purchase Agreement" has the meaning set forth in
Section 4.7(a).

ASSET PURCHASE AGREEMENT                  10                   EXECUTION VERSION

                  "Material Adverse Effect" means a material adverse effect on the business, operations, assets, results of operations or financial condition of the Business and the GM Contract Assets, taken as a whole.

                  "Material Contract" has the meaning set forth in Section
3.1(e).

                  "Net Funded Cash" has the meaning set forth in Section 2.2(a).

                  "Net Swept Cash" has the meaning set forth in Section 2.2(a).

                  "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

                  "Orlando Lease" has the meaning set forth in Section 4.7(d).

                  "Parties" has the meaning set forth in the Preamble hereto.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                  "Permit" means any license, permit, franchise, certificate of authority or order or any extension, modification, amendment or waiver of the foregoing, required to be issued by any Governmental Entity, but excluding Environmental Permits.

                  "Permitted Encumbrance" means any Encumbrance that (i) is reflected or disclosed in the Financial Statements or in title reports made available to Buyer, (ii) is not material in amount either individually or when aggregated with other Permitted Encumbrances, (iii) constitutes a statutory lien (such as liens for Taxes not yet due and payable) arising in the ordinary course of business that has not been recorded and that relates to an obligation as to which there is no material default on the part of Seller or any of its Affiliates, provided that such items do not exceed $100,000 in the aggregate, or
(iv) does not singly or in the aggregate with other such items materially detract from the value of the property to which it relates or materially detract from or interfere with the use of property to which it relates in the ordinary conduct of business as presently conducted.

                  "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

                  "Plans" has the meaning set forth in Section 3.1(n)(1).

                  "Post-Closing Date Receivables" has the meaning set forth in
Section 5.11.

                  "Post-Effective Date Tax Period" means any Tax period or portion thereof beginning after the Effective Date.

                  "Pre-Effective Date Tax Period" means any Tax period or portion thereof ending on or before the Effective Date.

                  "Prime Rate" means the rate that JPMorgan Chase Bank (or any successor entity) announces from time to time as its prime lending rate, as in effect from time to time.

ASSET PURCHASE AGREEMENT                  11                   EXECUTION VERSION

                  "Professional Services Contracts" means (i) those Contracts set forth on Schedule 3.1(e)(1)(ii) (other than the GM Contracts), (ii) Contracts for the provision of Information Technology Infrastructure Services (other than Information Technology Infrastructure Services which constitute Ancillary Services) with customers listed on Schedule 1.1PSC and (iii) any other expired Contracts similar to the Contracts covered by clauses (i) and (ii) pursuant to which the CES Business Unit previously provided Information Technology Infrastructure Services (other than Information Technology Infrastructure Services which constituted Ancillary Services) to commercial customers.

                  "Property" has the meaning set forth in Section 3.1(f)(1).

                  "Proposed Final Working Capital Amount" has the meaning set forth in Section 2.2(c).

                  "Purchase Price" has the meaning set forth in Section 2.2(a).

                  "Regulated Substance" means (i) any "hazardous substance" or "pollutant" or "contaminant," as such terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act (Title 42 United States Code Section 9601 et seq.), or Title 40 Code of Federal Regulations Part 302,
(ii) any toxic or hazardous substance, material or waste (whether solid, liquid or gaseous), (iii) "petroleum," as that term is defined in the Resource Conservation and Recovery Act, as amended (Title 42 United States Code Section 6691 et seq.), or Title 40 Code of Federal Regulations Section 280.1, or (iv) any other substance or waste which is regulated under any applicable Environmental Law with respect to its discharge or release, collection, storage, transportation for disposal, treatment or disposal.

                  "Related Agreements" means the Limited Noncompetition Agreement, the Transition Services Agreements, the Assignment and Assumption Agreement, the Orlando Lease and the Master Purchase Agreement.

                  "Remedial Action" means the investigation, clean-up or remediation of contamination or environmental damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Regulated Substances, including investigations, response, removal and remedial actions under the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, corrective action under the United States Resource Conservation and Recovery Act of 1976, as amended, clean up requirements under the United States Toxic Substances Control Act, and clean-up requirements under any similar Environmental Law.

                  "Restricted Contract" has the meaning set forth in Section 5.8(a).

                  "Retained Welfare Plan" has the meaning set forth in Section 6.2(b)(7).

                  "SEC" means the Securities and Exchange Commission or any successor entity.

                  "Seller" has the meaning set forth in the Preamble hereto.

                  "Seller Leases" has the meaning set forth in Section 5.7.

                  "Seller LTD Plan" has the meaning set forth in Section 6.7.

ASSET PURCHASE AGREEMENT                  12                   EXECUTION VERSION

                  "Seller Marks" has the meaning set forth in Section 5.5(a).

                  "Seller Savings Plan" has the meaning set forth in Section 6.2(a)(1).

                  "Seller Welfare Plans" has the meaning set forth in Section 6.2(b)(1).

                  "Seller's representatives" has the meaning set forth in
Section 4.2.

                  "Specified Receivables" has the meaning set forth in Section 5.11.

                  "Stock Purchase Agreement" has the meaning set forth in the Recitals hereto.

                  "Subsidiary" means, with respect to any Person, any Person in which such Person has a direct or indirect equity or ownership interest in excess of 50%.

                  "Target Working Capital Amount" means $26,500,000, as calculated in accordance with Annex A to Schedule 2.2(c).

                  "Tax" means any tax imposed of any nature, including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax, any withholding or backup withholding tax, value added tax, severance tax, prohibited transaction tax, import or customs duties, premiums tax, occupation tax or business license tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

                  "Tax Authority" means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

                  "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and any amendment to any of the foregoing.

                  "Technology Systems" means the electronic data processing, electronic information, electronic recordkeeping, electronic communications, electronic telecommunications, and computer systems, computer firmware, computer hardware (whether general or special purpose), software and other similar or related items of automated, computerized, and/or software system(s) that are used internally by the Business or in connection with the GM Contract Assets and are owned by or licensed to Seller or any of its Affiliates or that Seller or any of its Affiliates otherwise possess a contractual right to use in connection with the Business or the GM Contract Assets. For the avoidance of doubt, "Technology Systems" shall not include any systems described above that are owned or licensed by Seller or its Affiliates and used in the provision of corporate services other than solely with respect to the Business or the GM Contract Assets.

                  "Transfer Taxes" has the meaning set forth in Section 5.4(e).

ASSET PURCHASE AGREEMENT               13                      EXECUTION VERSION

                   "Transferred Assets" means, other than the Excluded Assets, any and all assets, properties, rights, licenses, permits, Contracts, real property, causes of action and business of every kind and description as the same shall exist on the Closing Date, wherever located, real, personal or mixed, tangible or intangible, to the extent owned by, leased by, granted to or in the possession of Seller or any Affiliated Transferor and held or used primarily in the conduct of the Business (except for Business IP which must have been developed or used exclusively for the Business), including the following categories of assets:

                  (i) the rights and interests of Seller and the Affiliated Transferors pursuant to the assignment or sublease of all Leases;

                  (ii) other than Intellectual Property and rights and interests therein, all personal property and interests therein, including inventory, machinery, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts and other property (and interests in any of the foregoing);

                  (iii) all Contracts (other than the leases of real property);

                  (iv) all accounts, accounts receivable and notes receivable, whether or not billed, accrued or otherwise recognized in the Closing Date Statement or taken into account in the determination of the Final Working Capital Amount (including receivables with respect inter-division or Intra-Lockheed Martin Corporation agreements or arrangements such as memoranda of understanding, teaming agreements, project support authorizations and intra-company support arrangements in respect of the Business), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto and any security or collateral for any of the foregoing;

                  (v) all expenses (other than in respect of Taxes) that have been prepaid by Seller and the Affiliated Transferors relating primarily to the operation of the Business, including lease and rental payments;

                  (vi) all rights, claims, credits, causes of action or rights of set-off against Persons other than Seller or its Affiliates including unliquidated rights under manufacturers' and vendors' warranties;

                  (vii) all Business IP developed or used exclusively for the Business;

                  (viii)   all transferable Permits;

                  (ix) all business books, records, files and papers, whether in hard copy or computer format, of Seller used exclusively in the Business, including books of account, invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present employees, documentation developed or used for accounting, marketing, engineering, manufacturing, or any other purpose relating exclusively to the conduct of the Business at any time prior to the Closing except to the

ASSET PURCHASE AGREEMENT               14                      EXECUTION VERSION
                           extent Seller or an Affiliated Transferor is required to retain the originals pursuant to any applicable Law (in which case copies will be provided to Buyer upon request);

                  (x) all transferable vendor advances and similar assets related to the Business; and

                  (xii) all goodwill related to the Business, except goodwill related to Excluded Assets.

Further, "Transferred Assets" shall include all of Seller's and its Affiliates' right, title and interest in, to and under the GM Contract Assets other than any Excluded Assets.

                  "Transferred Employees" has the meaning set forth in Section 6.1.

                  "Transition Services Agreement" has the meaning set forth in
Section 4.7(c).

                  "U.S. Export and Import Laws" means the Arms Export Control Act (22 U.S.C. Section 2778), the International Traffic in Arms Regulations
(ITAR) (22 C.F.R. Sections 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. Sections 2401-2420), the Export Administration Regulations
(EAR) (15 C.F.R. Sections 730-774), and all other laws and regulations of the United States Government regulating the provision of services to non-U.S. Persons or the export and import of articles or information from and to the United States of America and non-U.S. Persons.

                  "U.S. Government" means any Governmental Entity that is part of the government of the United States of America.

                  "Vacation Policies" has the meaning set forth in Section 6.3.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

                  "Year-End Financial Statements" has the meaning set forth in
Section 3.1(c)(1).

                                   ARTICLE II
                            PURCHASE AND SALE/CLOSING

                  2.1      PURCHASE AND SALE.

                  Subject to the terms and conditions of this Agreement, Seller agrees to transfer, or cause to be transferred by the Affiliated Transferors, to Buyer all of the Transferred Assets, and Buyer agrees to acquire all of the Transferred Assets and assume all of the Assumed Liabilities, in each case in accordance with the terms of this Agreement. For the avoidance of doubt, Seller and its Affiliates shall retain, and there shall be excluded from the sale to and assumption by Buyer hereunder, the Excluded Assets and the Excluded Liabilities.

                  2.2      PURCHASE PRICE AND ADJUSTMENTS.

                  (a) The aggregate purchase price for the Transferred Assets shall be an amount (the "Purchase Price") equal to (1) the Base Purchase Price, (2) either (x) increased by the difference between the Final Working Capital Amount and the Target Working Capital Amount,

ASSET PURCHASE AGREEMENT               15                      EXECUTION VERSION
in the event the Final Working Capital Amount exceeds the Target Working Capital Amount or (y) decreased by the difference between Target Working Capital Amount and the Final Working Capital Amount, in the event the Final Working Capital Amount is less than the Target Working Capital Amount, (3) either (x) increased by the net amount of cash funded to the Business by Seller and its Affiliates between the Effective Date and the Closing Date ("Net Funded Cash") or (y) decreased by the net amount of cash swept from the Business by Seller and its Affiliates between the Effective Date and the Closing Date ("Net Swept Cash"), and (4) plus the assumption by Buyer of the Assumed Liabilities in accordance with this Agreement.

                  (b) At the Closing, Buyer shall pay to Seller $107,000,000.00 (the "Base Purchase Price"). Such payment shall be made by wire transfer of immediately available funds in U.S. Dollars to an account designated by Seller to Buyer at least one business day prior to the Closing Date.

                  (c) Promptly following the Closing Date, but in no event later than 60 days after the Closing Date, Seller shall prepare and submit to Buyer (x) a balance sheet of the Business as of midnight on the Effective Date (the "Closing Balance Sheet"), together with Seller's calculation of the Closing Working Capital (the "Proposed Final Working Capital Amount") (such calculation, together with the "Closing Balance Sheet" being referred to herein as the "Closing Date Statement") and (y) Seller's calculation of Net Funded Cash or Net Swept Cash, as the case may be. The Closing Balance Sheet shall be prepared by Seller in accordance with GAAP, consistently applied, and Closing Working Capital will be determined in accordance with the procedures set forth on
Schedule 2.2(c). In the event Buyer disputes the correctness of the Proposed Final Working Capital Amount or Net Funded Cash or Net Swept Cash, as the case may be, Buyer shall notify Seller in writing of its objections within 30 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for Buyer's objections. Buyer agrees that any adjustments proposed in accordance with the foregoing will not involve changes in or challenges to Seller's accounting methodologies, policies or procedures that have been consistently applied in the preparation of the Closing Date Statement and in accordance with Schedule 2.2(c). If Buyer fails to deliver its notice of objections within 30 days after receipt of the Closing Date Statement and calculation of Net Funded Cash or Net Swept Cash, as the case may be, Buyer shall be deemed to have accepted Seller's calculation. To the extent Buyer does not object, in writing and in accordance with and within the time period contemplated by this Section 2.2(c), to a matter in the Closing Date Statement or the calculation of Net Funded Cash or Net Swept Cash, Buyer shall be deemed to have accepted Seller's calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Seller and Buyer shall endeavor in good faith to resolve any disputed matters within 20 days after receipt of Buyer's notice of objections. If Seller and Buyer are unable to resolve the disputed matters, Seller and Buyer shall select a nationally known independent accounting firm (which firm shall not be the then regular auditors of LM or Buyer) to resolve the matters in dispute (in a manner consistent with
Section 2.2(d) and with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on Seller and Buyer. The determination of such firm shall be based solely on presentations by Seller and Buyer and shall not be by independent review. The Closing Working Capital as of the Effective Date, as finally determined pursuant to this Section 2.2(c) (whether by failure of Buyer to deliver notice of objection, by agreement of Seller and Buyer or by determination of the independent accountants selected as set forth above), is referred to herein as the "Final Working Capital Amount."

ASSET PURCHASE AGREEMENT               16                      EXECUTION VERSION

                  (d) The Proposed Final Working Capital Amount and the Final Working Capital Amount shall be prepared and determined in accordance with GAAP, consistently applied, and in accordance with the procedures set forth on
Schedule 2.2(c).

                  (e) If the Final Working Capital Amount is greater than the Target Working Capital Amount, Buyer shall pay to Seller the amount of such difference, with simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If the Final Working Capital Amount is less than the Target Working Capital Amount, Seller shall pay to Buyer the amount of such difference, with simple interest thereon based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. If there is Net Funded Cash, Buyer shall pay to Seller the amount of such Net Funded Cash, and if there is Net Swept Cash, Seller shall pay to Buyer the amount of such Net Swept Cash, in either case with simple interest thereon, based on the number of calendar days from the Closing Date to the date of payment at a floating rate per annum equal to the Prime Rate. Such payment shall be made in immediately available funds not later than five business days after the determination of the Final Working Capital Amount, or the final Net Funded Cash or Net Swept Cash amount, as the case may be, by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

                  (f) Seller and Buyer, respectively, shall make available to the opposite Party and, upon request, to the independent accountants selected pursuant to Section 2.2(c), the books, records, documents and work papers underlying the preparation of the Closing Date Statement and the calculation of Net Funded Cash or Net Swept Cash.

                  (g) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between Seller and Buyer in accordance with
Section 2.2(c) shall be paid one-half by Seller and one-half by Buyer.

                  2.3      THE CLOSING.

                  (a) Unless this Agreement shall have been terminated and the transactions herein have been abandoned pursuant to Article VIII hereof, the transactions contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of O'Melveny & Myers LLP, 1625 Eye Street, N.W., Washington, D.C., or at such other location as may be agreed by Seller and Buyer.

                  (b) The Closing shall take place at 10:00 a.m. local time in Washington, D.C. on the first Monday (or, if the first Monday is not a business day, on the next business day thereafter) following the satisfaction or waiver of the conditions to the transactions contemplated by this Agreement contained in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such later date as may be agreed upon by Buyer and Seller (the date on which the Closing occurs is herein referred to as the "Closing Date"). Upon consummation, the Closing shall be deemed to be effective for tax, financial and accounting purposes as of midnight on the Effective Date.

                  2.4      ALLOCATION OF PURCHASE PRICE.

                  Prior to the Closing Date, Buyer and Seller shall use commercially reasonable efforts to agree on estimated allocations of the Purchase Price and any other payments made by Buyer pursuant to this Agreement to the extent necessary to permit the making of timely transfer

ASSET PURCHASE AGREEMENT               17                      EXECUTION VERSION

Tax filings. The Purchase Price shall be allocated among the Transferred Assets in accordance with an allocation schedule to be prepared in good faith by the Parties within 180 days of the Closing Date. The Parties shall each complete and separately file Form 8594 with their respective Tax Returns for the tax year in which the Closing Date occurs.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                  3.1      REPRESENTATIONS AND WARRANTIES OF SELLER

                  Except as otherwise indicated on the Schedules hereto, Seller represents and warrants to Buyer, and agrees with Buyer, as follows:

                  (a)      ORGANIZATION AND RELATED MATTERS.

                  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements. Seller has all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of its owned or leased assets or the nature of the business it conducts requires licensing or qualification, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Affiliated Transferors is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to execute, deliver and perform the Related Agreements to which it is a party.

                  (b)      [RESERVED.]

                  (c)      FINANCIAL STATEMENTS; CHANGES; CONTINGENCIES.

                           (1) Financial Statements. Attached hereto as Schedule
3.1(c)(1) are true and complete copies of (i) the unaudited balance sheet for the Business as of December 31, 2002 and the related unaudited statements of income and cash flows for the year ended December 31, 2002 (the foregoing, collectively, the "Year-End Financial Statements") and (ii) the unaudited balance sheet for the Business as of June 29, 2003, and the related unaudited statements of income and cash flows for the six-fiscal month period then ended (the "Interim Financial Statements" and, collectively with the Year-End Financial Statements, the "Financial Statements"). The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Business, as applicable, in conformity with GAAP consistently applied, except as set forth therein and as adjusted on a pro forma basis, and except that the Interim Financial Statements are not accompanied by notes or other textual disclosure required by GAAP and are subject to the exclusion of normal year-end adjustments, and (iii) fairly present in all material respects the Business' financial position as of the respective dates thereof and its results of operations and cash flows for the periods then ended on such pro forma basis. Except as set forth on Schedule 3.1(c)(1), the balance sheets included in the Financial Statements do not reflect any material write-up or revaluation not separately identified increasing the book value of any assets other than write-ups or revaluations made in the ordinary course of business, nor have there been any transactions since June 29, 2003 giving rise to any such

ASSET PURCHASE AGREEMENT               18                      EXECUTION VERSION
material special or nonrecurring income or any such material write-up or revaluation other than those made in the ordinary course of business.

                           (2) Certain Changes. Except as set forth on Schedule
3.1(c)(2), since June 29, 2003 there has not been, occurred or arisen any change in or event affecting the Business that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and there has been no material loss, damage, destruction or other casualty to any of the tangible assets of the Business that were not replaced or covered by insurance.

                           (3) No Other Liabilities. The Assumed Liabilities do
not include any liabilities, whether accrued, contingent or otherwise, in excess of $1,000,000 that would be required in accordance with GAAP (employing the accounting principles, policies, practices and methods of the Business, or LM, as applicable) to be disclosed on the Financial Statements, except liabilities
(i) that are reflected or disclosed in the Financial Statements, (ii) that are disclosed in this Agreement, any Related Agreement or in matters set forth on the Schedules hereto or thereto, (iii) that were incurred after June 29, 2003 in the ordinary course of business and that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (iv) for Taxes.

                  (d)      TAX RETURNS.

                  Except as set forth on Schedule 3.1(d), all Tax Returns required to be filed with respect to the Transferred Assets or the operations of the Business have been duly and timely filed, such Tax Returns are complete and accurate in all material respects, and all Taxes shown to be payable on such Tax Returns have been paid in full on a timely basis, other than Taxes being contested in good faith. All amounts required to be paid or withheld with respect to Employees have been paid or withheld. There are no Encumbrances with respect to Taxes upon any of the Transferred Assets, other than Permitted Encumbrances. Except as set forth on Schedule 3.1(d), no material issue relating to Taxes has been raised by any taxing authority in any audit or examination which could result in a proposed adjustment or assessment by a Governmental Entity with respect to the Business for a Pre-Effective Date Tax Period. Except as set forth on Schedule 3.1(d), no audit or other proceeding by any Governmental Entity has formally commenced and no written notification has been given to Seller or any Affiliated Transferor that such an audit or other proceeding is pending or threatened with respect to any Taxes due with respect to the Transferred Assets or the Business or any Tax Return filed by or with respect to the Transferred Assets or the Business. Except as set forth on
Schedule 3.1(d): (i) no assessment of Tax has been proposed with respect to the Transferred Assets or the Business and (ii) none of Seller or its Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency or been notified in writing of, any change or proposed change of accounting method with respect to the Transferred Assets or the Business. All tax sharing agreements or similar agreements with respect to or involving the Seller and the Affiliated Transferors shall be terminated as of the Effective Date and, after the Effective Date, the Business and the Transferred Assets shall not be bound thereby or have any liability thereunder.

                  (e)      MATERIAL CONTRACTS.

                           (1) Schedule 3.1(e)(1) contains a list, as of the
date of this Agreement, of each Contract (each of which, together with the real estate leases listed on Section 3.1(f) shall be deemed a "Material Contract"), to which Seller or an Affiliated Transferor is a party with respect

ASSET PURCHASE AGREEMENT               19                      EXECUTION VERSION
to the Business or to which the Transferred Assets are subject or by which any thereof is bound that:

                           (i)      obligates Seller or any Affiliated
         Transferor to pay an amount in excess of $500,000 during the fiscal year ending December 31, 2003 or $500,000 in the aggregate;

                           (ii) relates to the sale of goods and/or the provision of services pursuant to which Seller or any Affiliated Transferor expects to record revenue in excess of $200,000 during the fiscal year ending December 31, 2003 or $500,000 in the aggregate;

                           (iii) limits or restricts the ability of Seller or any Affiliated Transferor, or their successors or assigns, to compete or otherwise to conduct the Business in any material manner or place;

                           (iv) involves an obligation for borrowed money, constitutes a capital lease, or provides for a guaranty or surety or Financial Support Arrangement by Seller or any Affiliate in respect of any Person;

                           (v) creates a partnership, limited liability company or joint venture;

                           (vi) involves commitments to make capital expenditures or purchases or sales of assets involving $250,000 or more individually;

                           (vii) involves sales representation or agency not terminable within thirty days or which requires payment in excess of $50,000 per year;

                           (viii) relates to any loan or advance to, or investment in, any Person or to the making of any such loan, advance or investment in each case involving an amount in excess of $50,000;

                           (ix)     involves indemnity obligations or
         obligations to perform material services arising out of a divestiture or acquisition by Seller or any Affiliated Transferor;

                           (x) relates to any license, sublicense or other agreement or arrangement in respect of Intellectual Property, excluding commercial "off the shelf" software, in excess of $250,000 annually; or

                           (xi) which otherwise constitute a Material Contract and which require a third-party's consent to the assignment of such Contract.

Material Contracts shall be deemed not to include matters listed in Schedule 3.1(s) (other than the Leases cross referenced on Schedule 3.1(s) and the subcontracts listed on Schedule 3.1(s)). For the avoidance of doubt, Material Contracts shall be deemed to include the GM Contracts, the GM Subcontracts and the GM Contract Facility Leases.

                           (2) True copies of each of the Material Contracts,
including all substantive amendments, waivers and modifications thereto, have been made available to Buyer. Except as set forth on Schedule 3.1(e)(2), each Material Contract is valid and in full force and

ASSET PURCHASE AGREEMENT               20                      EXECUTION VERSION
effect according to its terms, and Seller and any of its Affiliates that are parties thereto have performed any accrued obligations thereunder and are not in default or breach under any such Material Contract, and have not received any formal cure notices under any such Material Contract or any written allegation of an intention to terminate or cancel any such Material Contract (other than notices that have been rescinded), except where such failure to be in full force and effect or default or breach would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth on
Schedule 3.1(e)(2), consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights or obligations (including payment of fees) under any Material Contract, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (f)      REAL AND PERSONAL PROPERTY; TITLE TO PROPERTY;
LEASES.

                           (1) Schedule 3.1(f)(1) lists each interest in real
property leased by Seller or any Affiliated Transferor for use in the Business and the operation of the GM Contracts, including the location thereof. Except as set forth on Schedule 3.1(f)(1), each of Seller or the applicable Affiliated Transferor has good and marketable title to or other right to use, free of Encumbrances, except for Permitted Encumbrances, (a) all items of real property material to the Business or the operation of the GM Contract Assets, including fees, leaseholds, contractual rights and all other interests in such real property, and (b) such other tangible assets and properties that are material to the Business and the operation of the GM Contract Assets, including all such tangible assets that they purport to own or have the right to use as reflected in the Financial Statements or that were thereafter acquired (the "Property"), except, in any such case, for (i) matters described in Schedule 3.1(f)(1), and
(ii) assets and Properties not material to the Business or the operation of the GM Contract Assets that were disposed of since June 29, 2003 in the ordinary course of business. Except as set forth on Schedule 3.1(f)(1), other than services provided at customer locations, the Business is not conducted on a day to day basis, and neither Seller nor any of its Subsidiaries makes any payments with respect to the Business or the GM Contract Assets, for the use of space at any location that it does not lease. The tangible Properties of the Business that are material to the Business are adequate to conduct the Business in all material respects as currently conducted. The material leasehold properties of the Business held by the Seller or a Affiliated Transferor as lessee or sublessee and the GM Facility Leases are held under valid leases in full force and effect pursuant to their terms, subject only to such exceptions as are not, individually, or in the aggregate, material to the Business and the operation of the GM Contract Assets. To the knowledge of Seller and except as set forth on
Schedule 3.1(f)(1), the current operation and use of the Property by the Business does not violate in any material respect any Law now in effect. There is no owned real property included in the Transferred Assets. At the Closing, subject to any qualifications or limitations set forth in any representation or warranty in Section 3.1 hereof, such changes as shall be permitted after the date hereof in accordance with Section 4.2 and the receipt of all Approvals and all required third party consents, Buyer will acquire from Seller and the Affiliated Transferors such title, right to and interest in, to or under the Transferred Assets as Seller and the Affiliated Transferors currently hold, free and clear of any Encumbrances except for Permitted Encumbrances.

                           (2) All leases, subleases or other material
agreements or arrangements (including the Seller Leases) with respect to the real property leased by Seller or an Affiliated Transferor in connection with the Business and the GM Contract Assets, including all amendments, modifications and guarantees in connection therewith, which currently pertain to the Business or the GM Contract Assets are disclosed on Schedule 3.1(f)(2) (the "Leases").

ASSET PURCHASE AGREEMENT               21                      EXECUTION VERSION

Seller and the Affiliated Transferors have paid all rents and other charges to the extent due and payable under the Leases, except as otherwise disclosed on
Schedule 3.1(f)(2).

                           (3) Without limiting any of the other representations
and warranties in this Agreement, the tangible and real property and the Intellectual Property included in the Transferred Assets, on the Closing Date, shall be collectively sufficient to conduct the Business in the manner conducted immediately prior to the Closing Date by the Seller and its Affiliates, except that it is acknowledged by Buyer that the Business will not as of the Closing Date own (i) such assets as are used by LM and its Affiliates in the provision of corporate services (such as financial reporting, treasury, tax compliance, risk management, payroll, cash management, human resources and benefits administration, legal, information technology, corporate sponsored training, group purchasing and other similar services provided by LM to its operating Subsidiaries) to the Business, (ii) such assets as are obtained by the Business pursuant to Contracts (or which are owned by parties providing services to the Business pursuant thereto) to which the Buyer will be a party immediately following the Closing Date (or which will be Restricted Contracts), and (iii) such assets as are provided by customers of the Business to the Business for use in the provision by the Business of services to such customers.

                  (g)      INTELLECTUAL PROPERTY.

                           (1) Set forth on Schedule 3.1(g)(1) is a true and
complete list of: (i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, owned by Seller or any Affiliated Transferor which are part of the Transferred Assets
(ii) all published or unpublished nonprovisional and provisional patent applications and reexamination proceedings owned by Seller or any Affiliated Transferor which are part of the Transferred Assets; (iii) all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and domain name registrations owned by Seller or any Affiliated Transferor which are part of the Transferred Assets; (iv) all registered copyrights owned by Seller or any Affiliated Transferor which are part of the Transferred Assets; and (v) all domain name registrations owned by any Seller or any Affiliated Transferor which are part of the Transferred Assets (the items enumerated in clauses (i) through (v), together with all other Intellectual Property owned by Seller or any Affiliated Transferor which is part of the Transferred Assets, the "Business IP").

                           (2) Except as set forth on Schedule 3.1(g)(2), Seller
and an Affiliated Transferor have all ownership of or are properly licensed to use (or otherwise have the right to use) all of the Business IP and all other Intellectual Property which collectively is required for use in the Business and the operation of the GM Contract Assets, except for any such Intellectual Property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except for Intellectual Property owned or licensed by customers of the Business that is used in the conduct of the Business pursuant to the terms of Contracts included in the Transferred Assets.

                           (3) Except as set forth on Schedule 3.1(g)(3),
officers, employees and consultants of Seller or an Affiliated Transferor (excluding, for the avoidance of doubt, software development firms) who have created Business IP have executed an agreement under which all rights, title and ownership in and to such Business IP are assigned to Seller or an Affiliated Transferor.

ASSET PURCHASE AGREEMENT               22                      EXECUTION VERSION

                           (4) Except as set forth in Schedule 3.1(g)(4), to the
knowledge of Seller, no third party is infringing upon, misappropriating, or otherwise violating Seller's or the Affiliated Transferors' rights to the Business IP.

                           (5) To the knowledge of Seller, the use of the
Business IP by Seller or any Affiliated Transferor in connection with the operation of the Business or the Transferred Assets as heretofore conducted does not conflict with, infringe upon or violate any Intellectual Property of any third party, except for conflicts, infringements or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                           (6) Except as set forth on Schedule 3.1(g)(6), and to
the knowledge of Seller, with respect to the Business or the Transferred Assets, neither Seller nor any Affiliated Transferor has specifically agreed to indemnify any Person against any charge of infringement or other violation with respect to any Intellectual Property, other than subcontractors, prime contractors, vendors, customers and software developers engaged by Seller or an Affiliated Transferor, and employees, officers and directors of Seller or an Affiliated Transferor.

                           (7) Set forth on Schedule 3.1(g)(7) is a list of all
Intellectual Property owned by Seller or any Affiliated Transferor (other than a Transferred Asset) which is used in the Business or the operation of the GM Contract Assets, but which constitutes an Excluded Asset.

                  (h)      AUTHORIZATION; NO CONFLICTS.

                  The execution, delivery and performance by Seller of this Agreement and by Seller and the Affiliated Transferors of each of the Related Agreements to which it is a party (and the guaranty of Seller's performance hereunder by LM) has been duly and validly authorized by the respective Boards of Directors of such Persons and by all other necessary corporate action on the part of each such Person. This Agreement and, when executed, the Related Agreements to which each such Person is a party, constitute, or will constitute, legally valid and binding obligations of such Person enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. Except as set forth on
Schedule 3.1(h), the execution, delivery and performance of this Agreement by Seller and of the Related Agreements by Seller and each Affiliated Transferor that is a party thereto will not (i) violate the charter documents or by-laws of any such Person, (ii) result in the imposition of any Encumbrance against any assets or properties of the Business or the GM Contract Assets or (iii) violate any Law, except in the case of clause (ii) or clause (iii) for any such violations or impositions as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and excluding the resulting requirements to make filings or obtain approvals required under the Hart-Scott-Rodino Act and any similar filings or approvals required under foreign Laws and (iii) other than matters set forth on Schedule 3.1(e)(2), or excluded therefrom based on a Contract not being a Material Contract, the execution, delivery and performance of this Agreement by Seller and of the Related Agreements by Seller and each Affiliated Transferor that is a party thereto will not require any Approvals or consents of third parties to be obtained or give rise to any rights of termination of any Material Contract, except for any such Approvals, consents of third parties or rights of termination the failure of which to receive would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement.

                  (i)      LEGAL PROCEEDINGS.

ASSET PURCHASE AGREEMENT               23                      EXECUTION VERSION

                  Except as set forth on Schedule 3.1(i) or as reserved on the June 29, 2003 balance sheet referred to in Section 3.1(c)(1), there is no Order or Action pending or, to the knowledge of Seller, threatened in writing against or affecting the Business that (i) involves a claim or potential claim of liability in excess of $250,000 against or negatively affecting the Business or any of the Business properties or assets, (ii) enjoins or seeks to enjoin any significant activity by the Business if such injunction constitutes, or if entered would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (iii) individually or when aggregated with one or more other Orders or Actions has had or would reasonably be expected to have a material adverse effect on Seller's ability to perform this Agreement or any Related Agreement.

                  (j)      LABOR MATTERS.

                  There is no organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim pending or, to the knowledge of Seller, threatened against or affecting the Business or the operation of the GM Contract Assets that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and there has not been any organized labor strike, dispute, slowdown or stoppage, or collective bargaining or unfair labor practice claim that would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The Business is not subject to any collective bargaining agreement or other similar Contract. To the knowledge of Seller, no labor organization, collective bargaining representative or group of employees claims to represent a majority of the Employees and (iv) within the last two years prior to the date hereof, neither the Business nor the operation of the GM Contract Assets has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of their respective employees or been subject to or, to the knowledge of Seller, threatened with any strike or other concerted labor activity or dispute.

                  (k)      INSURANCE.

                  The Business is, and at all times during the past two years has been, insured with reputable insurers (or self-insured) against all risks, and in such amounts, as are normally insured against by companies in similar lines of business, and all of the insurance policies and bonds required to be maintained by Seller or any Affiliated Transferor with respect to the Business are in full force and effect.

                  (l)      PERMITS.

                  Seller or an Affiliated Transferor hold all Permits that are required by any Governmental Entity to permit the conduct of the Business as now conducted, and all such Permits are valid and in full force and effect, subject to the filings and Approvals contemplated by Section 4.3, except where the failure to hold any such Permit or for such Permit to be in full force and effect would not, individually or in the aggregate, be reasonably likely to materially and adversely affect the ability of Seller and the Affiliated Transferors, collectively, to conduct the Business as it is currently conducted. To the knowledge of Seller, no suspension, cancellation or termination of any of such Permits is threatened or imminent that would be reasonably likely to materially and adversely affect the ability of Seller and the Affiliated Transferors, collectively, to conduct the Business as it is currently conducted. Buyer acknowledges that the Parties have assumed that the Permits are either nontransferable or nontransferable without the consent of the issuing Governmental Entity.

                  (m)      COMPLIANCE WITH LAW.

ASSET PURCHASE AGREEMENT               24                      EXECUTION VERSION

                  The Business is operating in compliance with all applicable Laws, except for violations of applicable Laws which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, employee benefit matters or environmental matters, which are the subject of Sections 3.1(d), 3.1(n) and 3.1(r), respectively.

                  (n)      EMPLOYEE BENEFITS.

                           (1) Schedule 3.1(n)(1) lists (and identifies the
sponsor of) as of the date hereof (i) each "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, (ii) each "employee welfare benefit plan," as that term is defined in Section 3(1) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"), and (iii) each other material incentive compensation, bonus, stock option, stock purchase, severance pay, unemployment benefit, vacation pay, health, life or other insurance, fringe benefit, or other employee benefit plan, program, agreement or arrangement, maintained or contributed to as of the date hereof by Seller or its Affiliates in respect of or for the benefit of any employee of the Business or any employee engaged primarily in connection with the operation of the GM Contract Assets (an "Employee") (collectively, together with the ERISA Plans, referred to hereinafter as the "Plans"). An Affiliate Employee shall not be deemed an "Employee" for purposes of this Section 3.1(n).

                           (2) Except as set forth on Schedule 3.1(n)(2), with
respect to the ERISA Plans:

                           (i) none of Seller or any of its Affiliates, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which Seller or any of its Affiliates would reasonably be expected to be subject to any liability (in relation to the Business or the GM Contract Assets) pursuant to Section 409 of ERISA or to either a civil penalty assessed pursuant to Section 502(i) or (l) of ERISA or a Tax imposed pursuant to Section 4975 of the Code, excluding any liability, penalty or Tax that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

                           (ii) since the effective date of ERISA, no liability under Title IV of ERISA has been incurred by Seller or any Affiliated Transferor which relate to the Business or the GM Contract Assets (other than liability for premiums due to the PBGC) unless such liability has been, or prior to the Closing Date will be, satisfied in full.

                           (3) Except as set forth on Schedule 3.1(n)(3), with
respect to ERISA Plans:

                           (i) each of such ERISA Plans has been operated and administered in substantial compliance with all material provisions of the governing documents and with all material provisions of applicable Laws; and

                           (ii) each of such ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred since the date of the most recent such determination (other than the effective date of certain amendments to the Code the remedial amendment period for which has not yet expired) that would adversely affect the qualified status of any of such ERISA Plans.

ASSET PURCHASE AGREEMENT               25                      EXECUTION VERSION

                           (4) None of the ERISA Plans is a "multiemployer
plan," as that term is defined in Section 3(37) of ERISA.

                           (5) Except as set forth on Schedule 3.1(n)(5), the
execution of, and performance of the transactions contemplated in, this Agreement will not alone result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or Affiliate Employee or any officer or director of the Business which shall be an Assumed Liability. The only severance agreements or severance policies applicable to any Employee or Affiliate Employee in the event of a change in control of Seller or any Affiliated Transferor are the agreements and policies specifically referred to in Schedule 3.1(n)(5).

                           (6) There are no agreements which will provide
payments to any Employee, Affiliate Employee, officer or highly compensated individual which (a) will be "parachute payments" under Section 280G or 4999 of the Code for which Buyer, or the Business would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code or
(b) would result in loss of tax deductions under Section 162(m) of the Code.

                           (7) Except as set forth in Schedule 3.1(n)(7) (with
respect to a retiree medical plan sponsored by Seller which by its terms can be modified or terminated at any time and under which liability, if any, would remain with Seller) and except for liability to provide coverage under the continuation of coverage provisions of Section 4980B of the Code and Sections 601 - 608 of ERISA ("COBRA"), neither Seller, its Affiliates nor any representatives of Seller or its Affiliates has made any commitments prior to the Closing to provide retiree medical benefits to any Transferred Employee.

                           (8) All obligations under the Plans related to any
Employee (x) that are due prior to the Closing Date have been paid or will be paid prior to that date and in a timely fashion, and (y) that have accrued prior to the Closing Date have been or will be paid or properly accrued at that time.

                           (9) Seller has classified all individuals who perform
services for them correctly under the Plans, ERISA and the Code as common law employees, independent contractors or leased employees.

                  (o)      INTERCOMPANY OBLIGATIONS.

                  The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Business to Seller or any Affiliate of Seller except for payments arising or otherwise due pursuant to the Master Purchase Agreement and Transition Services Agreement.

                  (p)      NO BROKERS OR FINDERS.

                  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates (including the Business) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission arising in connection with this Agreement or such transactions. Seller shall indemnify and hold harmless Buyer and its related Indemnified Parties from and against any and

ASSET PURCHASE AGREEMENT               26                      EXECUTION VERSION
all losses, claims, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, Buyer or its related Indemnified Parties may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Seller, or any of its Affiliates. The foregoing indemnification obligations shall not be subject to the limitations set forth in
Section 9.5.

                  (q)      OPERATION IN THE ORDINARY COURSE.

                  Except as set forth on Schedule 3.1(q), since June 29, 2003, Seller and the Affiliated Transferors have operated the Business in the ordinary course and in all material respects in accordance with past practice, other than in connection with the transactions contemplated hereby.

                  (r)      ENVIRONMENTAL COMPLIANCE.

                  Except as set forth on Schedule 3.1(r), Seller or an Affiliated Transferor have obtained all Environmental Permits required to carry on the Business as now conducted, are in compliance with the terms and conditions of all such Environmental Permits and are in compliance with all applicable Environmental Laws, except for any of the foregoing as would not reasonably be expected to result, individually or in the aggregate, in material liability under or relating to the Environmental Laws. Except as set forth in
Schedule 3.1(r), neither Seller nor any Affiliated Transferor has received any Environmental Claim applicable to the Business or the Transferred Assets, and, to the knowledge of Seller, there is no Environmental Claim threatened in writing. Except as set forth in Schedule 3.1(r), neither Seller nor any Affiliated Transferor has entered into, has agreed to be subject to, or is subject to as a party, any Environmental Claim that is applicable to the Business or the Transferred Assets or any material Order of any Governmental Entity under or relating to any Environmental Laws. Except as set forth in
Schedule 3.1(r), and except as would not reasonably be expected to result, individually or in the aggregate, in any material Environmental Liability, Regulated Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released by Seller, any Affiliated Transferor or the Business at, on, from or under any of the properties or facilities currently or formerly (within the past two years) owned, leased or otherwise used by the Business or the Transferred Assets, in material violation of, or in a manner or to a location that would reasonably be expected to give rise to material Environmental Liability. Seller or an Affiliated Transferor has maintained all logs required to be maintained with respect to the Business pursuant to regulations of the U.S. Occupational Safety & Health Administration.

                  (s)      AFFILIATE TRANSACTIONS.

                  Except as disclosed in the notes to the Financial Statements or on Schedule 3.1(s) as of July 24 2003, none of Seller or any of its Affiliates provides or causes to be provided to the Business any material assets, services or facilities and the Business does not provide or causes to be provided to Seller or any of its Affiliates (other than the Business) any material assets, services or facilities, other than administrative and corporate services such as financial reporting, treasury, tax compliance, risk management, payroll, cash management, human resources and benefits administration, legal, information technology, corporate sponsored training, group purchasing and other similar services provided by Seller to its divisions and operating Subsidiaries. Between July 24, 2003 and the date hereof, no such arrangements have been entered into other than in the ordinary course of business consistent with past practice.

ASSET PURCHASE AGREEMENT               27                      EXECUTION VERSION

                  (t)      ACCOUNTS RECEIVABLE.

                  Except as set forth on Schedule 3.1(t), all of the accounts (billed and unbilled), notes and loans receivable that have been recorded on the books of the Business are bona fide and represent, or with respect to unbilled accounts will represent, amounts validly due. All of such accounts (billed and unbilled), notes and loans receivable are free and clear of any Encumbrances (other than Permitted Encumbrances).

                  (u)      U.S. GOVERNMENT CONTRACTS.

                  There are no Government Contracts included in the Transferred Assets.

                  (v)      [RESERVED.]

                  (w)      CONDITION OF ASSETS.

                  The material items of tangible personal property, including the Technology Systems, included in the Transferred Assets and the improvements and structures (and the fixtures and appurtenances thereto) located on the real property subject to the Leases included in the Transferred Assets, in each case, are generally, in good working order, reasonable wear and tear excepted.

                  (x)      [RESERVED.]

                  (y)      [RESERVED.]

                  (z)      [RESERVED.]

                  (aa)     ETHICAL PRACTICES.

                  Neither Seller, any Affiliated Transferor nor any of their respective representatives has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally, specifically on behalf of the Business, offered or given, and, to the knowledge of Seller, no Person has corruptly (within the meaning of the Foreign Corrupt Practices Act) or otherwise illegally offered or given on behalf of the Seller or any Affiliated Transferor with respect specifically to the Business, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Entity; or (iii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Entity or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Business in obtaining or retaining business for, or with any Governmental Entity; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Business in obtaining or retaining business for, or with, or directing business to, any Person.

                  (bb)     EXPORT AND IMPORT LAWS AND REGULATIONS COMPLIANCE.

ASSET PURCHASE AGREEMENT               28                      EXECUTION VERSION

                  There are no claims, complaints, charges, investigations or proceedings pending or, to the knowledge of Seller, expected or threatened between the Business and any Governmental Entity under any U.S. Export and Import Laws or any Foreign Export and Import Laws. On behalf of the Business, each of Seller or an Affiliated Transferor has prepared and timely applied for all Permits and entered into all technical assistance agreements that in each case are required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of its business and Seller has made available to Buyer true and complete copies of issued and pending import and export licenses, technical assistance agreements and all documentation required by, and necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws. Set forth on Schedule 3.1(bb) is a complete list of (i) all import and export licenses held by the Business (ii) each pending application for an import or export license filed by Seller or any Affiliated Transferor with respect to the Business and (iii) each technical assistance agreement which relates to the Business to which Seller or any Affiliated Transferor is a party.

                  3.2      REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer represents and warrants to Seller, and agrees with Seller, as follows:

                  (a)      ORGANIZATION AND RELATED MATTERS.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Agreements.

                  (b)      AUTHORIZATION; NO CONFLICTS.

                  The execution, delivery and performance of this Agreement and the Related Agreements by Buyer have been duly and validly authorized by the Board of Directors of Buyer and by all other necessary corporate action on the part of Buyer. This Agreement and, when executed, the Related Agreements constitute, or will constitute, legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer, will not (i) violate the charter documents or by-laws of Buyer or (ii) violate any Law, except for any such violations as would not reasonably be expected to have a material adverse effect on the financial condition of Buyer and excluding the resulting requirement to make filings or obtain approvals required under the Hart-Scott-Rodino Act and any similar foreign Laws. Except for any filings or approvals required under the Hart-Scott-Rodino Act and any similar filings or approvals required under foreign Laws, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer will not require any Approvals or consents of third parties to be obtained except for any such Approvals and consents of third parties the failure of which to receive would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

                  (c)      LEGAL PROCEEDINGS.

                  There is no Order or Action pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that individually or when aggregated with one or more other

ASSET PURCHASE AGREEMENT               29                      EXECUTION VERSION

Orders or Actions has had or would reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement or any Related Agreement.

                  (d)      COMPLIANCE WITH LAW.

                  Buyer is operating its businesses in compliance with all applicable Laws, except for violations of applicable Laws which (i) would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Buyer or (ii) would not reasonably be expected to have a material adverse effect on Buyer's ability to perform this Agreement.

                  (e)      NO BROKERS OR FINDERS.

                  No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions arising in connection with this Agreement or such transactions. Buyer shall indemnify and hold harmless Seller and its related Indemnified Parties from and against any and all losses, claims, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, Seller may sustain or incur as a result of any claim for a commission or fee by a broker or finder acting on behalf of Buyer. The foregoing indemnification obligations shall not be subject to the limitations set forth in Section 9.5.

                  (f)      FINANCING.

                  Buyer will have at Closing immediately available funds in U.S. dollars (through cash or cash equivalents and existing committed credit arrangements) sufficient to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by, and otherwise satisfy the obligations of Buyer under, this Agreement.

                  (g)      [RESERVED.]

                  (h)      INVESTIGATION; ACKNOWLEDGMENT.

                  Buyer has conducted a review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Business and the Transferred Assets and acknowledges that Buyer has been provided reasonable access to the personnel, properties, premises and records of the Business and the Transferred Assets for such review and analysis. Except for the representations and warranties contained in this Agreement, Buyer acknowledges that neither Seller nor any of its Affiliates nor any other Person makes any other express or implied representation or warranty with respect to the Business or the Transferred Assets or otherwise or with respect to any other information provided to Buyer, whether on behalf of Seller or such other Persons, including as to (a) merchantability or fitness for any particular use or purpose, (b) the operation of the Business by Buyer after the Closing in any manner other than as used and operated by Seller or (c) the probable success or profitability of the ownership, use or operation of the Business or the Transferred Assets by Buyer after the Closing. Without limiting the representations and warranties contained in this Agreement, Buyer is not relying on and neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from

ASSET PURCHASE AGREEMENT               30                      EXECUTION VERSION
the distribution to Buyer, or Buyer's use of, any such information, related to the Business and any information, projections, documents or material made available to Buyer in certain "data rooms," management presentations, "break-out" discussions, responses to questions submitted on behalf of Buyer, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

                                   ARTICLE IV
              COVENANTS WITH RESPECT TO THE PERIOD PRIOR TO CLOSING

                  4.1      ACCESS.

                  (a) Subject to Section 5.2, the Mutual Non-Disclosure and Standstill Agreement dated February 11, 2003, between Buyer and LM Corporation (the "Confidentiality Agreement"), applicable Laws and doctrines of attorney-client privilege, Seller shall, and shall cause its Affiliates to, authorize and permit Buyer and its representatives (which term shall be deemed to include its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice (to be given to the Person identified in the last sentence of this Section 4.1(a)) and in such manner as will not unreasonably interfere with the conduct of the Business or the GM Contract Assets, to (i) their respective properties, books, records, operating instructions and procedures and all other information with respect to the Business and the GM Contract Assets as Buyer may from time to time reasonably request and (ii) their officers and employees, in each case to the extent necessary or appropriate for the purposes of obtaining any necessary Approvals of or Permits for the transactions contemplated by this Agreement and familiarizing Buyer with developments relating to the Business and the GM Contract Assets; provided, however, that nothing in this Section 4.1 shall obligate Seller or its Affiliates to provide Buyer with copies of information of a more confidential or proprietary nature than the information provided to Buyer during its due diligence investigation prior to the date of this Agreement. All such activities described in this Section 4.1(a) shall be coordinated in advance through Michael A. Dignam on behalf of Seller.

                  (b) Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer's knowledge, either prior to the execution of this Agreement or prior to the Closing, that any representation or warranty of Seller contained in this Agreement, or made pursuant to any certificate or Related Agreement delivered pursuant hereto, was not true and correct as of the date hereof or thereof, as applicable, in any way limit (a) the right of Buyer to assert such breach of a representation and warranty as a basis not to consummate the transactions contemplated by this Agreement or (b) the right of Buyer or any other Indemnified Party to assert such breach of a representation and warranty as a basis for an indemnification claim under Section 9.1(a).

                  4.2      CONDUCT OF BUSINESS.

                  Except as expressly permitted by this Agreement, from the date of this Agreement to the Closing, Seller shall, and shall cause its Affiliates to, use its and their commercially reasonable efforts to preserve intact the current business organization of the Business, keep available the services of the current officers and employees who operate the Business or who would be Transferred Employees and maintain good relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Business. Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to maintain the Transferred Assets in as good working order and condition as at the date of this Agreement, ordinary wear and tear excepted, consistent with past practice.

ASSET PURCHASE AGREEMENT               31                      EXECUTION VERSION

                  During the period from the date of this Agreement to the Closing, except as set forth on Schedule 4.2, Seller agrees that neither it nor any of its Affiliates shall, with respect to the Business or the GM Contract Assets, without the prior consent of Buyer, which may not be unreasonably withheld or delayed:

                  (a) conduct the Business or perform the GM Contracts in any manner except in the ordinary course and consistent with past practice; or

                  (b) except in the ordinary course of business and consistent with past practice, enter into any Material Contract; or

                  (c) except in the ordinary course of business and consistent with past practice or as required by their terms, amend or terminate any Material Contract; or

                  (d) terminate or fail to use reasonable efforts to renew or preserve any Permits or Environmental Permits held in connection with the Business except where the failure to hold any such Permit or Environmental Permits would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; or

                  (e) incur or agree to incur any obligation or liability (absolute or contingent) that creates an Assumed Liability requiring payment by Buyer or its Affiliates of more than $100,000, except for liabilities incurred in the ordinary course of business and consistent with past practice or enter into any capital lease; or

                  (f) except in the ordinary course of business and consistent with past practice, make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit (other than a plan loan under and in accordance with the terms of the LM Savings Plan), to or for the benefit of any Transferred Employee, except for loans, guarantees, extensions of credit or commitments therefor made in the ordinary course of business consistent with past practice to officers or employees for moving, relocation and travel expenses; or

                  (g) (i) grant any general or uniform increase in the rates of pay or benefits to officers or employees (or a class thereof) of the Business, Affiliate Employees or the employees engaged primarily in connection with the operation of the GM Contract Assets except in the ordinary course of business and consistent with past practice, (ii) grant any material increase in salary or benefits of any officer or pay any special bonus to any Person (other than the transaction completion bonuses to be paid by Seller or its Affiliates in connection with the Closing as set forth on Schedule 3.1(n)(5)) except in the ordinary course of business and consistent with past practice, (iii) enter into any new employment, or severance agreement in connection with the Business or the GM Contract Assets except in the ordinary course of business or enter into any collective bargaining agreement, or (iv) establish, adopt, enter into, amend or terminate any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement (it being understood that nothing in this Section 4.2(h) shall prevent Seller from adjusting, amending or terminating any Plan to the extent such changes do not materially increase the responsibilities of Buyer in respect of benefits of Transferred Employees or to the extent required by applicable
Law); or

                  (h) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any assets, rights or liabilities of the Business, including Business IP, except (i) pursuant to a new customer Contract otherwise entered into in the ordinary course of business and consistent with

ASSET PURCHASE AGREEMENT               32                      EXECUTION VERSION
past practice, (ii) for dispositions of property not greater than $100,000 individually or $500,000 in the aggregate, (iii) for sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, or (iv) as contemplated by this Agreement or the Related Agreements; or

                  (i) make any capital expenditures or commitments with respect to the Business, except in the ordinary course of business consistent with past practice and pursuant to any Material Contract in effect on the date hereof or entered into in compliance with this Section 4.2 or pursuant to the Business's 2003 capital expenditure plan which is attached hereto as part of
Schedule 4.2; or

                  (j) make any material investment in any other Person in connection with the Business, except in the ordinary course of business and consistent with past practice; or

                  (k) change any financial or Tax accounting methods, principles, practices or policies in connection with the Business, except as required by GAAP or applicable Tax Authority; or

                  (l) except in the ordinary course of business consistent with past practice or as contemplated by this Agreement, disclose to any Person any information that is Business Proprietary Information on the date hereof; or

                  (m) acquire or agree to acquire any assets that, individually or in the aggregate, are in excess of $500,000 that would become part of the Transferred Assets, except for pursuant to Contracts in effect on the date hereof or entered into in compliance with this Section 4.2 and except for purchases of inventory in the ordinary course of business consistent with past practice; or

                  (n) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, where such payment, discharge, settlement or satisfaction would have an adverse effect on the Business' financial condition in excess of $50,000, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the June 29, 2003 Financial Statements (or the notes thereto) of the Business delivered pursuant to Section 3.1(c) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or
(ii) waive any claims or rights of substantial value; or

                  (o) enter into any intercompany Contract (other than the Master Purchase Agreement) that would become a Transferred Asset and require Buyer or its Affiliates to purchase any assets, services or facilities from Seller or one of its Affiliates following the Closing Date or to provide any assets, services or facilities to Seller or one of its Affiliates following the Closing Date other than Contracts entered into in the ordinary course of business, consistent with past practice and on arms' length terms; or

                  (p) agree to or make any commitment to take any actions prohibited by this Section 4.2.

                  For the avoidance of doubt, an action permitted by one or more subsections of this Section 4.2 that also is prohibited by another subsection of this Section 4.2 shall be prohibited unless Buyer shall have consented to the taking of such action in accordance with this Section 4.2. Buyer hereby designates the two officers of Buyer or its Affiliates listed on Schedule 4.2, or

ASSET PURCHASE AGREEMENT               33                      EXECUTION VERSION
such other officers as Buyer may designate upon written notice to Seller ("Buyer's representatives"), to be responsible for determining whether consent to any action prohibited by this Section 4.2 shall be given by Buyer. Seller hereby designates the two officers of Seller or its Affiliates listed on
Schedule 4.2 or such other officers as Seller may designate upon written notice to Buyer ("Seller's representatives"), to contact Buyer's representatives with any requests for consent to any action prohibited by this Section 4.2. Buyer's representatives shall respond promptly in writing to any request for consent to the taking of any action under this Section 4.2 but in no event later than 5:00 p.m. EST on the third business day following receipt of a request for consent from Seller. If Buyer's representatives do not respond to any request by such deadline, such consent will be deemed to have been given. Seller may rely on any consent given in writing by either of Buyer's representatives. The time periods within which Buyer's representatives must respond shall commence on the date on which either of Buyer's representatives receives a written request for consent.

                  4.3      REASONABLE EFFORTS; NO INCONSISTENT ACTION.

                  (a) Subject to the terms and conditions hereof, Buyer and Seller shall cooperate and use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each other's obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied. In addition, to the extent practical, each of Buyer and Seller, or their counsel, as appropriate, will be given notice of and a reasonable opportunity to participate in contacts with any Governmental Entity regarding antitrust or merger control matters. Buyer and Seller shall cooperate with each other to the extent commercially reasonable in connection with the foregoing.

                  (b) In furtherance and not in limitation of the foregoing, Buyer and Seller shall use their commercially reasonable efforts to file, or, in the case of Seller to cause LM to file, Notification and Report Forms under the Hart-Scott-Rodino Act and similar applications with any other applicable Governmental Entity whose Approval is required, or with which a premerger notification is required, in connection with the consummation of the transactions contemplated by this Agreement as promptly as practicable following the date hereof and in any event no later than 20 days following the date hereof. Buyer shall pay all filing fees associated with the Hart-Scott-Rodino Act filing. Buyer and Seller, and their respective Affiliates, shall cooperate and use their respective commercially reasonable efforts (i) to obtain any Approvals required for the Closing (including through compliance with the Hart-Scott-Rodino Act and any applicable foreign governmental reporting requirements), to respond to any requests for information from a Governmental Entity, and (ii) to contest and resist any Action and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall not be required to (i) sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) of any assets or categories of assets, or business of Buyer or any of its Affiliates or the Transferred Assets or its Affiliates, or (ii) withdraw from doing business in a particular jurisdiction. It is also understood that neither Seller nor any of its Affiliates shall have any obligations under this Section 4.3(b) to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise) of any assets or categories of assets, or businesses of Seller and its Affiliates other than the Business. To the extent permitted by applicable Law, Buyer and Seller shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any

ASSET PURCHASE AGREEMENT               34                      EXECUTION VERSION

Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement. Any documents filed pursuant to
Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same or documents or information submitted in response to any request for additional information or documents pursuant to the Hart-Scott-Rodino Act which reveal Seller's or Buyer's, or their Affiliates', negotiating objectives or strategies or purchase price expectations shall be retained by outside counsel and shall not be disclosed to such outside counsel's client, absent prior written consent of the party that produced such material in the Hart-Scott-Rodino process. Buyer and Seller acknowledge that all such information provided pursuant to the foregoing sentence shall be subject to the terms of the Confidentiality Agreement.

                  (c) Buyer and Seller shall notify and keep the other advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such party or, to its knowledge, threatened, which challenges the transactions contemplated hereby. Except as provided herein, Buyer and Seller shall not take any action inconsistent with their obligations under this Agreement which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

                  (d) To the extent that any foreign Governmental Entity requires one or both of the Parties to provide post-Closing notice of the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to cooperate with respect to the filing of such notices.

                  (e) Prior to the Closing, the Parties shall, and the Parties shall cause each of their respective Subsidiaries to, use commercially reasonable efforts to obtain (and cooperate with the other Party hereto in obtaining) all consents, permits, authorizations, approvals of, and exemptions by, any private third party necessary for the consummation of the transactions contemplated by this Agreement (including all consents required by the terms of Contracts to be included in the Transferred Assets). The commercially reasonable efforts required pursuant to the preceding sentence shall not require either party to make any payment to any third-party. Buyer shall be responsible for bearing any costs resulting from pricing changes provided for by the current terms of Contracts included in the Transferred Assets with respect to any assignment of such Contract.

                  (f) With respect to the Contracts set forth on Schedule 4.3(f), the Parties shall use commercially reasonable efforts to cause third-parties to such Contracts to consent to the partial assignment, amendment, modification or replication of the terms of such Contracts, so as to result in Buyer being party to a Contract with such third-party containing terms substantially similar, in the aggregate, to the terms of such Contracts as they presently exist with respect to the Business and the GM Contract Assets; provided, however, the Parties agree that no such consent is a condition to the closing of the transactions contemplated by this Agreement except to the extent the failure to obtain any such consent causes the condition set forth in Section 7.1(c) not to be satisfied. To the extent that Seller or its Affiliates remain, or become, obligated under such Contract, as partially assigned, amended, modified or replicated, Buyer shall indemnify Seller and its related Indemnified Parties against any Indemnifiable Losses resulting from Buyer's or its Affiliate's breach or other nonperformance of such Contract, including through Buyer's indemnification of Seller pursuant to Section 9.2(d), and Seller shall indemnify Buyer and its related Indemnified Parties against any Indemnifiable Losses resulting from Seller's or its Affiliate's breach or other nonperformance of such Contract, including through Seller's

ASSET PURCHASE AGREEMENT               35                      EXECUTION VERSION
indemnification of Buyer pursuant to Section 9.1(c) (but shall not be subject to the limitations of Section 9.4 or 9.5).

                  4.4      [RESERVED.]

                  4.5      CONTROL OF THE BUSINESS.

                  Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business or the Transferred Assets prior to the Closing Date.

                  4.6      ACCURACY OF INFORMATION.

                  All documents required to be filed by any of the Parties or any of their respective Subsidiaries with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement will comply in all material respects with the provisions of applicable Law.

                  4.7      RELATED AGREEMENTS.

                  (a) Prior to the Closing, Buyer and Seller shall negotiate in good faith a Master Purchase Agreement (the "Master Purchase Agreement") with respect to the Business and the GM Contract Assets pursuant to which, among other things, Buyer will purchase from Seller and its Affiliates and Seller and its Affiliates will purchase from Buyer, the same services on the same terms and conditions as set forth in (i) any intercompany Contracts in existence as of the date hereof and listed on Schedule 3.1(s), except for any of such agreements which expire between the date hereof and the Closing Date in accordance with their current terms, and (ii) any intercompany Contracts for the purchase of services from Seller and its Affiliates or the provision of services by Buyer to Seller and its Affiliates, in either case, executed after the date hereof in accordance with Section 4.2. Without limiting the requirements of
Section 7.2(f) or Section 7.3(f), if Buyer and Seller agree on the terms of the Master Purchase Agreement, Buyer and Seller shall enter into the Master Purchase Agreement on the Closing Date. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the Master Purchase Agreement within thirty (30) days of the date hereof.

                  (b) On or prior to the Closing Date, LM and Buyer shall enter into the Limited Noncompetition Agreement.

                  (c) Prior to the Closing, Buyer and Seller shall negotiate in good faith the schedule of services to be provided pursuant to Transition Services Agreements with respect to the Business, if deemed necessary, providing for (i) the provision of certain general services by Seller to Buyer with respect to the Business and (ii) the provision of certain services by the Business (as operated by Buyer) to Seller, and (iii) the provision of certain benefits-related transition services by Seller and its Affiliates to Buyer. Such Transition Services Agreements shall be substantially in the form of Exhibit C1 hereto and the Transition Services Agreement with respect to benefits-related transition services shall be substantially in the form of Exhibit C2 hereto. Each of the Transition Services Agreements shall be on commercially reasonable fair market economic terms with administrative charges for services being equal to the providing Person's administrative cost plus 10%. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the schedule to the Transition Services Agreements within forty five (45) days of the date hereof.

ASSET PURCHASE AGREEMENT               36                      EXECUTION VERSION

                  (d) Prior to the Closing, Buyer and Seller shall negotiate in good faith the terms of a lease of the space currently occupied by the Business in a facility of Seller or its Affiliates in Orlando, Florida (the "Orlando Lease"). The monthly rent charged under such lease shall be equal to the monthly intercompany charges for use of such space as in effect on June 29, 2003. The term of the lease shall be six months from the Closing Date with month-to-month extensions thereafter unless either party provides not less than thirty (30) days notice of termination. Additionally, the Parties will use their commercially reasonable efforts to complete the negotiation of the terms of the Orlando Lease within forty five (45) days of the date hereof.

                  4.8      POST-EFFECTIVE DATE, PRE-CLOSING DATE CASH ACTIVITY.

                  Between the Effective Date and the Closing Date, Seller shall cause the Business to (x) collect all accounts, notes and loans receivable strictly in accordance with past practice and Section 4.2 and (y) pay all accounts payable strictly in accordance with past practice. Both Seller and Buyer shall have complete access to the Business to monitor the Seller's activities with respect to such collections and payments during the period between the Effective Date and the Closing Date.

                                    ARTICLE V
                              CONTINUING COVENANTS

                  5.1      COOPERATION.

                  (a) After the Closing Date, upon Seller's reasonable request (at Seller's expense) and without necessity of subpoena, Buyer shall, and shall cause its Affiliates and counsel to, cooperate fully with Seller, the Affiliated Transferors and their representatives and counsel for purposes of permitting Seller and the Affiliated Transferors to address and respond to matters involving Seller or the Affiliated Transferors that arise as a result of or otherwise relate to Seller's or the Affiliated Transferors' prior ownership of the Business and the Transferred Assets, whether or not related to this Agreement, including Excluded Assets, Excluded Liabilities or other matters related to the Business and the Transferred Assets that are retained by Seller and any claims made by or against Seller or any of the Affiliated Transferors, whether involving any Governmental Entity or third party.

                  (b) After the Closing Date, upon Buyer's reasonable request (at Buyer's expense) and without necessity of subpoena, Seller and its Affiliates and their representatives and counsel will cooperate with Buyer and its representatives and counsel for purposes of permitting Buyer to address and respond to any matters that involve Buyer, the Business or the Transferred Assets that arise as a result of or otherwise related to Seller's or the Affiliated Transferors' prior affiliation with the Business or the Transferred Assets, whether or not related to this Agreement, including any claims made by or against Buyer or its Affiliates, whether involving any Governmental Entity or third party.

                  (c) Such cooperation under Section 5.1(a) and 5.1(b) shall include (i) reasonable access during normal business hours and upon reasonable notice to the appropriate Party's and its Affiliates' officers, directors, employees, auditors, counsel, representatives, properties, books, records and operating instructions and procedures, (ii) providing reasonable assistance to the other Party in connection with any Actions, including preparation for any Actions such as discovery, depositions and similar activities, and (iii) the right to make and retain copies of all pertinent documents and records relating to any such matters. Buyer's and Seller's

ASSET PURCHASE AGREEMENT               37                      EXECUTION VERSION
obligations under this Section 5.1 are in addition to Buyer's and Seller's other obligations to cooperate with each other contained in this Agreement.

                  (d) Seller shall have the right to retain, at its expense, a copy of all business and employment records and other documents the originals of which are part of the Transferred Assets.

                  5.2      NONDISCLOSURE OF PROPRIETARY DATA.

                  (a) After the Closing, except as required by applicable Law or as otherwise permitted under this Agreement and upon reasonable advance notice to Buyer, neither Seller nor any of its representatives, agents or Affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Business Proprietary Information, unless such Business Proprietary Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Seller or any of their representatives, agents or Affiliates from any Person without restriction on use or disclosure and without breach of any obligation to Buyer; (iii) is independently developed by or for Seller or any of its Affiliates without reference to or use of Business Proprietary Information; or (iv) is the subject of prior written approval of Buyer.

                  (b) From the date of this Agreement and through the Closing Date, except as required by applicable Law, neither Buyer nor any of its Affiliates or their representatives shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Business Proprietary Information unless such Business Proprietary Information: (i) is or becomes generally available and known to the public; (ii) is rightfully received by Buyer or any of its representatives, agents or Affiliates from any Person, without restriction on use or disclosure and without breach of any obligation to Seller or any of its representatives, agents or Affiliates; (iii) is independently developed by or for Buyer without reference to or use of Business Proprietary Information; or (iv) is the subject of prior written approval of Seller.

                  (c) The foregoing notwithstanding, Buyer's obligations of confidentiality as set forth in the Confidentiality Agreement shall survive and continue until the Closing Date and, if the Closing does not occur, such obligations shall survive and continue in accordance with the terms and conditions of such Confidentiality Agreement.

                  5.3      LEGAL PRIVILEGES.

                  Seller and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Business and the Transferred Assets prior to the Closing shall, from and after the Closing Date, be deemed to be joint privileges of Seller and Buyer. Both Seller and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Buyer shall knowingly waive any such privilege without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

                  5.4      TAX MATTERS.

                  (a) Seller and Buyer shall each (i) provide the other Party with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Tax Authority or proceeding involving any Governmental Authority relating to liability for Taxes, (ii) retain and provide to the other Party all records and other information that may be relevant to any such Tax Return, audit or examination,

ASSET PURCHASE AGREEMENT               38                      EXECUTION VERSION
proceeding or determination and (iii) provide the other Party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other Party for any period, in each case only to the extent such matters pertain to the Transferred Assets or the Business. Without limiting the generality of the foregoing, each of Buyer and Seller shall retain, until the expiration of the applicable statutes of limitation (including any extensions thereof), copies of all Tax Returns, supporting work schedules and other records relating to Tax periods or portions thereof ending on or prior to the Closing Date, in each case only to the extent such matters pertain to the Transferred Assets or the Business.

                  (b) Tax Return Packages. Buyer shall cause appropriate employees of the Business to prepare usual and customary Tax Return packages (in the form provided to the Business for the 2002 calendar year) with respect to the period beginning January 1, 2003 and ending as of the Effective Date. Buyer shall cause the Tax Return packages for the period beginning on January 1, 2003 and ending as of the Effective Date to be delivered to Seller no later than the last day of the third calendar month succeeding the month in which the Effective Date occurs.

                  (c) Indemnification by Seller. Provided Buyer has complied with Section 5.4(f) (although Buyer's non-compliance with Section 5.4(f) shall not relieve Seller of its obligations hereunder except to the extent that such non-compliance has prejudiced Seller), Seller shall pay and be responsible for, and shall indemnify and hold harmless Buyer and its related Indemnified Parties from and against any loss, cost, expense or liability of such Indemnified Parties for Taxes (i) with respect to the Transferred Assets or the Business for any Pre-Effective Date Tax Period and (ii) Income Taxes arising from the sale of the Transferred Assets or Business to Buyer as described in this Agreement; provided that no obligation for which indemnification is due under this Section 5.4(c) shall be included as a liability for purposes of determining the Final Working Capital Amount. Seller shall be entitled to all refunds and credits (including interest thereon) of Taxes for any Pre-Effective Date Tax Period. In the event Seller is liable for Taxes under this Section 5.4(c), Seller shall reimburse Buyer for any reasonable and necessary out-of-pocket costs incurred by them in assisting with the defense of a claim for such Taxes or a claim for refund thereof. For purposes of this Agreement, ad valorem Taxes shall be pro-rated on a daily basis through the Effective Date.

                  (d) Indemnification by Buyer and ACS. Provided Seller has complied with Section 5.4(f) (although Seller's non-compliance with Section 5.4(f) shall not relieve Buyer or ACS of its obligations hereunder except to the extent that such non-compliance has prejudiced Buyer), Buyer and ACS shall jointly and severally pay and be responsible for, and shall indemnify and hold harmless Seller and its related Indemnified Parties from and against all Taxes (together with reasonable attorneys' fees and any legal or other expenses for investigating or defending any actions with respect to such Taxes) payable by or with respect to the Transferred Assets or the Business other than those Taxes for which Seller is responsible under Section 5.4(c). Buyer shall be entitled to all refunds and credits (including interest thereon) of all Taxes for any Post-Effective Date Tax Period except refunds with respect to Income Taxes arising from the sale of the Transferred Assets or Business to Buyer as described in this Agreement. Buyer shall reimburse Seller for any Taxes paid by Seller for which Buyer is liable pursuant to this Section 5.4(d).

                  (e) Transfer Taxes. Notwithstanding anything herein to the contrary, all sales, use, gross receipts, registration, business and occupation, transfer, stamp duty, securities transactions, real estate, and similar Taxes and notarial fees assessed or payable in connection

ASSET PURCHASE AGREEMENT               39                      EXECUTION VERSION
with the transfer of the Transferred Assets or other transactions contemplated by this Agreement ("Transfer Taxes"), regardless of whether such Transfer Taxes become due or payable on or after the Closing Date, shall be paid by the Party legally responsible therefor; provided that the other Party shall reimburse the Party legally responsible therefor for one-half of the Transfer Taxes (excluding any interest or penalties arising as a result of any action or inaction by the Party legally responsible therefor or its Affiliates on or after the Closing
Date) actually paid by the Party legally responsible therefor or its Affiliates promptly upon presentation of reasonable documentation evidencing payment of same.

                  (f) Notice. Buyer shall notify Seller in writing promptly upon receipt of oral or written notice of any audit, contest or assessment with respect to any Tax for which Seller might be liable under Section 5.4(c). Seller shall notify Buyer in writing promptly upon receipt by Seller of oral or written notice of any audit, contest or assessment with respect to any Tax for which Buyer and LM might be liable under Section 5.4(d).

                  (g) Payment of Indemnification. Upon payment of any Taxes with respect to which a party is entitled to receive indemnification hereunder, such party shall submit an invoice to the Indemnifying Party stating that such Taxes have been paid and giving in reasonable detail the particulars relating thereto. The Indemnifying Party shall remit payment for such Taxes promptly upon receipt of such notice. Upon receipt by a party (or an Affiliate of such party) of a refund or credit to which another party is entitled hereunder, the party or Affiliate receiving such refund or credit shall promptly remit payment of such refund or credit amount (plus interest received thereon) to the party entitled to receive it.

                  (h) Coordination with Article IX. The obligations of the Parties set forth in this Section 5.4 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable Tax statute of limitation. Any payment made between the parties under this Section 5.4 shall be treated as an indemnity payment under Section 9.1(b) or Section 9.2(b) and as subject to the provisions of Article IX (but not the provisions of Section 9.5); provided that to the extent the provisions of this Section 5.4 and of Article IX conflict, the provisions of this Section 5.4 shall take precedence.

                  5.5      USE OF CERTAIN SELLER TRADEMARKS.

                  (a) Buyer acknowledges and agrees that, other than as provided for in this Section 5.5, it is not obtaining any rights or licenses with respect to the names "Lockheed Martin Corporation," "Lockheed Corporation," "Martin Marietta Corporation," "Loral Corporation" "COMSAT Corporation" or any confusingly similar derivative thereof or associated logos or trade dress (the "Seller Marks"). Buyer shall discontinue use of the Seller Marks as soon as practicable after the Closing Date, but not more than 60 days after the Closing Date; provided, however, that with respect to stationery, contracts, purchase orders, agreements and other business forms and writings which could result after the Closing Date in a legal commitment of Seller or any of its Affiliates, Buyer will cease within 45 days after the Closing Date any use of the Seller Marks, except to the extent that applicable Law requires such Person to continue such use until such name change is effected, in which case until such time. Within 45 days after the Closing Date, Buyer shall notify, in writing, all customers, suppliers and financial institutions having current business relationships with the Business and the GM Contract Assets that the Business and the GM Contract Assets have been acquired from Seller by Buyer. Notwithstanding the foregoing, Buyer shall not be required to remove and shall have the right to use any of the Seller Marks in the same manner used prior to the Closing to the extent that such marks are embedded in any software programs developed prior to the Closing Date and licensed or

ASSET PURCHASE AGREEMENT               40                      EXECUTION VERSION
sublicensed by Buyer or are included in any employee training manuals, operating procedures manuals or other similar internal documents used in the Business and the operation of the GM Contract Assets as of the Closing Date.

                  (b) Buyer agrees, on behalf of itself and its Subsidiaries, not to use or seek to register any trade name, service mark, trademark or domain name identical with or confusingly similar to "Lockheed Martin," "Lockheed," "Martin Marietta," "Loral," "COMSAT" or "LMGT." Buyer agrees, on behalf of itself and its Subsidiaries, that it will never directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of "Lockheed Martin," "Lockheed," "Martin Marietta," "Loral," "COMSAT" or "LMGT" by Seller, any registration or application for registration of "Lockheed Martin," "Lockheed," "Martin Marietta," "Loral," "COMSAT" or "LMGT" or any domain name application or registration containing "Lockheed Martin," "Lockheed," "Martin Marietta," "Loral," "COMSAT" or "LMGT." Buyer agrees that nothing herein shall give Buyer any right to or interest in "Lockheed Martin Corporation" except the right to use the same in accordance with the terms of this Agreement, and that all and any uses of "Lockheed Martin," "Lockheed," "Martin Marietta," "Loral," "COMSAT" or "LMGT" by Buyer shall inure to the benefit of Seller.

                  (c) Seller acknowledges that Buyer's occasional use of the Seller Marks in a neutral, non-trademark sense to identify the past affiliation of the Business and the GM Contract Assets with Seller in the ordinary course shall not violate this Section 5.5.

                  5.6      INTELLECTUAL PROPERTY; INTERNET SITES.

                  (a) As of the Closing Date, Seller and the Affiliated Transferors shall execute assignments to Buyer of those patents, patent applications, domain names and registered trademarks and trademark applications listed in Schedule 5.6(a).

                  (b) With respect to Intellectual Property owned by Seller or its Affiliates that is used as of the Closing Date to conduct the Business but that is not transferred to Buyer hereunder, other than Intellectual Property set forth on Schedule 3.1(g)(7) that is used in connection with existing intercompany work orders and Intellectual Property used in connection with intercompany work orders entered into after July 24, 2003 in accordance with
Section 3.1(s) and Section 4.2, Seller and its Affiliates agree, subject to the provisions of Section 5.5, to grant a worldwide, paid-up, perpetual, royalty-free, non-exclusive license, transferable only upon the sale or transfer of all or substantially all of the assets to which the license applies, to Buyer or its Affiliates to make, have products made for sale or distribution by or on behalf of the Business, use (including the right to grant sublicenses for end use of products supplied by the Business to customers or other end users, but not including the right to grant sublicenses for manufacture or sale of products that are not sold or distributed by the Business), sell, offer for sale, import, copy, modify, publicly display, create derivative works, and distribute in respect of such Intellectual Property to continue such uses in the Business.

                  (c) With respect to Intellectual Property owned by Seller or its Affiliates that is used as of the Closing Date to operate the GM Contract Assets but that is not transferred to Buyer hereunder, other than Intellectual Property described on Schedule 3.1(g)(7) that is used in connection with existing intercompany work orders and Intellectual Property used in connection with intercompany work orders entered into after July 24, 2003 in accordance with Section 3.1(s) and Section 4.2, Seller and its Affiliates agree, subject to the provisions of Section 5.5, to grant a worldwide, paid-up, perpetual, royalty-free, non-exclusive license, transferable only upon the sale or transfer of all or substantially all of the assets to which the license applies, to Buyer or its

ASSET PURCHASE AGREEMENT               41                      EXECUTION VERSION

Affiliates to make, have products made for sale or distribution in connection with the operation of the GM Contract Assets, use (including the right to grant sublicenses for end use of products supplied by Buyer to the customer(s) under the GM Contracts or other end users, but not including the right to grant sublicenses for manufacture or sale of products that are not sold or distributed in connection with the operation of the GM Contract Assets), sell, offer for sale, import, copy, modify, publicly display, create derivative works, and distribute in respect of such Intellectual Property to continue such uses in the operation of the GM Contract Assets.

                  (d) Except as set forth in the Transition Services Agreement, as soon as practicable following the Closing but in no event later than 60 days thereafter, Buyer shall terminate all use of Internet and intranet web site and electronic mail systems maintained by Seller or its Affiliates.

                  5.7      LEASES.

                  Seller agrees to use its commercially reasonable efforts to cause the lessors of the properties described on Schedule 3.1(f)(1) that are leased to Seller or an Affiliated Transferor (collectively, the "Seller Leases") to consent to the assignment of such leases or to the continued use of such properties by Buyer, or an Affiliate of Buyer, as designated by Buyer (the "Buyer Lease Assignee"), after the Closing. The Parties intend all rights and obligations under each of the Seller Leases shall be assigned to and assumed by the Buyer Lease Assignee and that the Buyer Lease Assignee shall timely pay and otherwise perform all obligations thereunder. Buyer agrees to execute such guarantees as may be requested by the lessor under any Seller Lease in order to have the rights and obligations under each of the Seller Leases assigned to and assumed by the Buyer Lease Assignee at the Closing. The failure of the Buyer Lease Assignee to perform fully all of the obligations under any Seller Lease subsequent to such assignment or Buyer's failure to execute such guarantees as may be requested by the lessor under any Seller Lease shall be subject to the indemnity afforded to Seller by Buyer under Section 9.2(d) of this Agreement. If, at any time after the Closing Date, any amounts are paid under any Seller Lease by Seller or any of its Affiliates, Buyer shall reimburse Seller such amounts promptly after receipt from Seller of notice thereof accompanied by written evidence of the underlying payment obligation.

                  5.8      ADMINISTRATION PENDING TRANSFER OF CERTAIN CONTRACTS.

                  (a) This Agreement shall not constitute an assignment or transfer of any rights, privileges and powers of Seller or any of its Affiliates under any Contract (including Leases) which, but for this Section 5.8, would be assigned to and assumed by Buyer if such assignment or transfer, without a necessary approval of a third party, would be ineffective or would constitute a default under, or other contravention of, the provisions of any such Contract or applicable Laws or give rise to any right of acceleration of any obligation thereunder or any right to termination thereof and such approval shall not have been obtained prior to the Closing Date (any such Contract, a "Restricted Contract").

                  (b) With respect to any Restricted Contract, on the Closing Date, Buyer shall, if and to the extent permitted by applicable Laws, assume the responsibility to supervise, manage, administer and otherwise discharge the duties that were discharged by Seller or an Affiliated Transferor with respect to such Restricted Contract prior to the Closing Date until the requisite approvals are obtained (or the relevant Restricted Contracts amended to provide) for Buyer to assume the rights, privileges and powers of Seller or an Affiliated Transferor, as applicable, thereunder. Upon the receipt of such approval (or the amendment of such Restricted Contracts), Buyer will assume the rights, privileges and powers of Seller and or the Affiliated

ASSET PURCHASE AGREEMENT               42                      EXECUTION VERSION

Transferors thereunder in accordance with the terms of this Agreement and the aforesaid rights, privileges and powers under such Restricted Contracts shall be assigned to and assumed by Buyer. Buyer's failure to perform fully all of the obligations under any Restricted Contract subsequent to such assignment shall be subject to the indemnity afforded to Seller by Buyer under Section 9.2(d) of this Agreement.

                  (c) Following the Closing, the Parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly all authorizations, approvals, consents or waivers necessary to assign any Restricted Contracts to Buyer; provided, however, that such commercially reasonable shall not require either party to make any payment to any third-party. Pending or in the absence of such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to ensure that Buyer has all of the benefits and liabilities of such Restricted Contracts. Without limiting the foregoing, (x) Seller shall not, so long as there are no breaches under such Restricted Contract, terminate, amend or waive any rights under any Lease constituting a Restricted Contract without the prior consent of Buyer, and (y) Buyer will pay any amounts owing under any such Restricted Contracts directly to the other parties to such Restricted Contracts.

                  (d) Buyer shall, promptly upon obtaining knowledge thereof, give Seller notice of any default or event of default by Buyer under any Restricted Contract. In so acting, with respect to any Restricted Contract as to which notice has been given in accordance with the preceding sentence, Buyer shall, while any default is continuing, act only pursuant to reasonable written instructions from Seller; provided, that Buyer shall have no liability for any act taken or omission made in accordance with such instructions and Seller shall indemnify and hold harmless Buyer from and against any Indemnifiable Losses incurred by Buyer or other Indemnified Parties as a result of such compliance (with such right to indemnification to be deemed to arise under Section 9.1(b)).

                  (e) Each Party shall furnish to the other and its authorized agents and representatives such financial and operating data and other information with respect to the Restricted Contracts with respect to which Buyer then acts as agent pursuant to this Section 5.8 as any of them shall reasonably request.

                  (f) Seller shall take all actions reasonably requested by Buyer to enforce their rights under any Restricted Contract including the assertion of any claim against a party to such Restricted Contract or the assignment of any such claim to Buyer.

                  5.9      INSURANCE MATTERS.

                  (a) Seller and its Affiliates shall keep, or cause to be kept, all material insurance policies presently maintained relating to the Transferred Assets, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

                  (b) Buyer acknowledges and agrees that, as of the Closing Date, none of the Transferred Assets nor any of the Transferred Employees or agents of the Business will be insured under any insurance policies maintained by Seller or any of its Affiliates, except (i) in the case of certain claims-made policies, to the extent that a claim has been reported as of the Closing Date and (ii) in the case of a policy that is an occurrence policy, to the extent the accident, event or occurrence that results in an insurable loss occurs prior to the Closing Date, which claim shall be reported or noticed to the respective carrier by Buyer or Seller in accordance with the requirements of such policies. Seller shall, at Buyer's option and at Buyer's cost and expense,

ASSET PURCHASE AGREEMENT               43                      EXECUTION VERSION
diligently pursue such claims on Buyer's behalf and the net proceeds of such claims (to the extent not paid directly to a third-party claimant) shall be remitted promptly to Buyer upon receipt thereof.

                  (c) On and after the Closing Date, Buyer shall reimburse Seller within 30 days of receipt of an invoice for any self insurance, retention, deductible, retrospective premium, cash payment for reserves calculated or charged on an incurred loss basis and similar items, including associated administrative expenses and allocated loss adjustment or similar expenses (collectively, "Insurance Liabilities") allocated to the Business by Seller or its Affiliates on a basis consistent with past practices resulting from or arising under any and all current or former insurance policies maintained by Seller or its Affiliates to the extent that such Insurance Liabilities relate to or arise out of the operation of the Business prior to the Closing or any activities of the Buyer or its Affiliates after the Closing (other than as a result of Buyer obtaining its own insurance); provided that, with respect to any present or former employee of the Business who has received workers compensation benefits at the time of the Closing for six months or more as of the Closing and does not return to full or part time duty with Buyer or an Affiliate, Buyer shall not be obligated to reimburse Seller for the Insurance Liabilities with respect to such person and Seller shall bear the costs of such Insurance Liabilities. Such allocation may be adjusted as a result of changes recommended or required by any Governmental Entity. Buyer agrees that, to the extent any of the insurers under the insurance policies, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance policies relating to or arising from the Business, Buyer shall provide the collateral, deposits or other security or, upon request of Seller, will replace any collateral, deposits or other security provided by Seller or any of its Affiliates to the extent related to or arising out of the operation of the Business or any activities of Buyer or its Affiliates in connection with the Business after the Closing (other than as a result of Buyer obtaining its own insurance).

                  5.10     SUPPLEMENTAL DISCLOSURE.

                  Seller shall have the right from time to time prior to the Closing Date to supplement the Disclosure Schedules prepared by it with respect to any matter not existing or, to the extent that a representation or warranty is qualified by a reference to the knowledge of Seller, known as of the date of this Agreement which, if existing or known by Seller as of the date of this Agreement, would have been required to be set forth or described in such Schedule. Seller shall provide any such supplemental disclosure as promptly as practicable. In the event that Seller delivers a supplemental disclosure within five business days of a date which otherwise would have been the Closing Date, Buyer shall have the right to delay the Closing in order to consider and evaluate the impact of such disclosed matter; provided, however, that unless such disclosure renders a condition set forth in Section 7.2, other than Section 7.2(a), unsatisfied, the Closing shall occur on the next Monday (or, if such Monday is not a business day, the next business day thereafter) after the date which otherwise would have been the Closing Date. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Section 7.2(a) hereof have been satisfied as of the Closing Date, but not for purposes of determining whether or not other conditions set forth in Section 7.2 hereof have been satisfied. Moreover, such additional disclosures will be deemed not to have been disclosed for purposes of qualifying any of the representations and warranties made in or pursuant to this Agreement as of the Closing Date for purposes of determining whether Buyer and its related Indemnified Parties are entitled to indemnification pursuant to
Section 9.1(a) (it being understood that all such representations and warranties set forth in Section 3.1 are being remade as of the Closing Date for

ASSET PURCHASE AGREEMENT               44                      EXECUTION VERSION
purposes of Section 9.1(a) and that all such representations and warranties set forth in Section 3.2 are being remade as of the Closing Date for purposes of
Section 9.2(a)). To the knowledge of Seller, as of the date hereof, there are no items that are required to be disclosed on a Schedule pursuant to the terms of this Agreement that are not so disclosed.

                  5.11     TREATMENT OF CERTAIN ACCOUNTS RECEIVABLE.

                  (a) In the event that (i) any of the accounts, notes and loans receivable that were recorded as accounts receivable on the books of the Business as of the Closing Date and that have been billed prior to the Closing Date (the "Closing Date Receivables") are not collected in full (net of related reserves) within 120 days after the Closing Date, or (ii) any of the accounts, notes and loans receivable that were reported as "unbilled" accounts receivable as of the Closing Date which are included in the Transferred Assets are billed by Buyer within 30 days after the Closing Date (the "Post-Closing Date Receivables" and, together with the Closing Date Receivables, the "Specified Receivables") but are not collected in full (net of related reserves) within 120 days after the date on which such Post-Closing Date Receivables are billed, then notwithstanding any other provision of this Agreement to the contrary, the sole remedy of Buyer shall be to cause Seller to purchase any such Specified Receivables at the net book amount thereof (taking into account any related reserves in effect as of the Effective Date and any payments on such Specified Receivables made after the Effective Date) and no claim may be made based on inaccuracy of any representation or warranty resulting therefrom. In the event Buyer and Seller disagree as to the amount of any Specified Receivable, Buyer and Seller agree to resolve such matter in accordance with Sections 10.20 and
10.21. If Buyer elects to cause Seller to purchase any such Specified Receivables, any notice(s) of such election(s) shall be given in accordance with
Section 10.14 and must be received by Seller prior to the first anniversary of the Closing Date or Buyer will be deemed to have waived any rights with respect to such Specified Receivable. Each such notice shall (i) identify a closing date not less than five days nor more than thirty days after such notice is received by Seller upon which the closing of the sale shall occur and (ii) state the purchase price for the Specified Receivable, together with such supporting detail as may be requested by Seller (which may be audited by Seller from time to time upon reasonable advance notice). Such notice shall be accompanied by records related to Buyer's attempts to collect the applicable Specified Receivable(s) and Buyer shall promptly provide Seller with all additional records relating to collection attempts with respect to the applicable Specified Receivable(s) as Seller may reasonably request from time to time. At each closing, Buyer shall deliver to Seller such instruments of transfer as may be reasonably requested by Seller to evidence the transfer of the Specified Receivable to Seller, and Seller shall pay the purchase price in immediately available funds.

                  (b) Following the Closing Date, but prior to the purchase of any Specified Receivable by Seller, Buyer shall diligently pursue collection of such Specified Receivable consistent with Seller and the Affiliated Transferors' customary past practices. In circumstances where (x) (i) a single Person is an account debtor on more than one Specified Receivable and/or accounts, notes or loans receivable that are not Specified Receivables and (ii) such account debtor makes a single lump sum payment on such receivables without identifying specifically to which receivables such payment relates and such payment cannot be identified with assistance from such account debtor, such payments shall be allocated to satisfy in full the receivables in order of the dates such receivables were billed or (y) less than the full amount of a Specified Receivable shall have been paid by the account debtor, any payment received relating to the Specified Receivable shall be credited to the Specified Receivable.

ASSET PURCHASE AGREEMENT               45                      EXECUTION VERSION

                  (c) The Specified Receivables shall be identified in a schedule prepared by Buyer within sixty business days after the Closing Date in a form reasonably acceptable to Seller. Each such schedule will identify the Specified Receivables in reasonable detail, including identifying the account obligor, the outstanding account balance and any reserves related thereto, the aging of the Specified Receivable for each Specified Receivable.

                  (d) In the event that any Specified Receivable is purchased by Seller, if requested by Seller, Buyer shall, to the extent permissible under applicable Law, act as collection agent for Seller with respect to such Specified Receivables. In such capacity, Buyer shall (i) diligently pursue collection of such Specified Receivables as if such receivables were owned by Buyer, and (ii) remit monies received by Buyer in such capacity to Seller within three business days of receipt. As a fee for acting as collection agent hereunder, Seller shall be entitled to retain 5% of any payments received on such receivables.

                  5.12 RECEIPT OF AMOUNTS IN RESPECT OF TRANSFERRED AND EXCLUDED ASSETS; EXCLUDED GM CONTRACT ASSETS; LEASED EQUIPMENT INCLUDED IN THE GM CONTRACT ASSETS.

                  (a) If Seller receives any amounts in payment of obligations owed to Buyer in respect of the Transferred Assets, Seller shall within three business days of receipt deliver or pay them over to Buyer. If Buyer receives any amounts in payment of obligations owed to Seller in respect of the Excluded Assets, Buyer shall within three business days of receipt deliver or pay them over to Seller.

                  (b) With respect to any Excluded Assets relating to the GM Contract Assets that are receivables (including notes receivable and similar claims or rights) or rights to refunds and adjustments, Buyer shall, at its own expense, use its commercially reasonable efforts to collect such receivables, refunds and adjustments, as if such assets were owned by Buyer. Notwithstanding the foregoing, Buyer shall not be required to initiate any legal proceedings to collect any such receivables, refunds or adjustments. Upon request, Buyer will keep Seller apprised of the status of any such collection efforts.

                  (c) With respect to any Excluded Assets relating to the GM Contract Assets that are rights to refunds of security deposits or prepaid expenses or rentals, not more than 30 days after presentation to Buyer of reasonable written evidence of the amounts due, Buyer shall pay to Seller the amount of any such Excluded Assets, reduced by the amount of any deposits that are previously returned to Seller. Upon receipt of such payment from Buyer, Seller shall assign to Buyer all of its rights to such Excluded Assets.

                  (d) On or prior to the Closing Date, Seller will acquire the items of equipment leased to Seller and its Affiliates pursuant to the Contract(s) identified on Schedule 5.12(d) that are used primarily in connection with the performance of the GM Contracts. Those items of equipment shall be included in the tangible personal property of Seller included in the definition of "GM Contract Assets" and shall be transferred to Buyer on the Closing Date.

                                   ARTICLE VI
                         EMPLOYEES AND EMPLOYEE MATTERS

ASSET PURCHASE AGREEMENT               46                      EXECUTION VERSION

                  6.1      EMPLOYMENT OF TRANSFERRED EMPLOYEES.

                  Buyer shall employ or shall cause one of its Affiliates to employ all Active Employees of the Business as of the Closing Date and all Active Employees engaged primarily in connection with the operation of the GM Contract Assets (hereinafter collectively referred to as "Transferred Employees") in the same or comparable positions, and at the same or comparable base pay, as was in effect immediately prior to the Closing Date, except as otherwise provided in this Agreement. The Transferred Employees engaged primarily in connection with the operation of the GM Contract Assets as of the date of this Agreement are listed on Schedule 6.1. For purposes of this paragraph, the term "Active Employees" shall include all full-time and part-time employees, employees on workers' compensation, military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, short-term disability, salary continuation, on layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement. Buyer shall indemnify Seller and its Affiliates for any liability arising from the termination of employment of, employment of or the failure or refusal to employ, reactivate or reemploy any Transferred Employee after the Closing.

                  (a) Incentive Agreements. Seller shall retain or assume, as applicable, responsibility for payment of any bonus or other incentive compensation payable with respect to a Transferred Employee under any bonus or other incentive compensation plan or program maintained by Seller or its Affiliates to the extent such payment relates to a period prior to the Closing. Prior to the Closing, Seller shall, or shall cause its Affiliates to, terminate any bonus or other incentive compensation program to the extent such plan or program would be applicable exclusively to Transferred Employees.

                  (b) Recognition of Transferred Employee Service. On and after the Closing Date, Buyer and its Affiliates shall recognize the service of each Transferred Employee for Seller or its Affiliates before the Closing Date for purposes of determining eligibility to participate and vesting under all employee benefit plans, policies or programs of Buyer and its Affiliates, other than under any defined benefit pension plan or any plan providing retiree medical benefits, determined in accordance with the practices and procedures of Seller in effect on the Closing Date.

                  (c) No Accrual under Seller's Plans. On and after the Closing Date, Transferred Employees shall not accrue benefits under or remain covered under any employee benefit policies, plans, arrangements, programs, practices, or agreements of Seller or any of its Affiliates. Seller or its Affiliates, as applicable, shall retain all liabilities and obligations with respect to employees of Seller or its Affiliates who are not Transferred Employees.

                  (d) No Duplicate Benefits. Nothing in this Agreement shall cause duplicate benefits to be paid or provided to or with respect to a Transferred Employee under any employee benefit policies, plans, arrangements, programs, practices or agreements. References herein to a benefit with respect to a Transferred Employee shall include, where applicable, benefits with respect to any eligible dependents and beneficiaries of such Transferred Employee under the same employee benefit policy, plan, arrangement, program, practice or agreement.

                  (e) Affiliate Employees. Prior to the Closing Date, Seller and Buyer shall confirm the list of those Active Employees (if any) who, immediately prior to the Closing Date, are performing services for the Business but are not employed by the Commercial Enterprise Solutions business unit of Seller and who will become employees of Buyer or one of its Affiliates as of the Closing Date (the "Affiliate Employees"). Such list of Affiliate Employees as of the

ASSET PURCHASE AGREEMENT               47                      EXECUTION VERSION
date of this Agreement is set forth on Schedule 6.1(e). Buyer or one of its Affiliates shall employ the Affiliate Employees on the Closing Date. Each such Affiliate Employee shall be a Transferred Employee and shall be treated under this Agreement in a manner that is comparable to the treatment given to the Transferred Employees who are employed by the Commercial Enterprise Solutions division of Seller, except that his or her service as of the Closing Date shall be determined in accordance with the practices and procedures of his or her employer, as in effect on the Closing Date. If, immediately prior to the Closing, any Affiliate Employee participated in any employee benefit plan that is not listed on Schedule 3.1(n)(1), but would have been listed on such Schedule if the Affiliate Employee had been an Employee of the Business at that time (an "Affiliate Employee Plan"), then Seller shall provide Buyer with a copy of such Affiliate Employee Plan at the time of the Closing or as soon thereafter as is practicable. Any Affiliate Employee Plan will also be treated as a plan maintained by Seller for the benefit of Employees immediately prior to the Closing for purposes of applying any other provision of this Article VI applicable to the same type of plan as such Affiliate Employee Plan.

                  (f) Independent Contractors and Leased Employees. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a list of independent contractors and leased employees who performs services for the Business as of such date, which list shall be attached hereto as Schedule 6.1(f). On the Closing Date, Buyer shall assume all liabilities and obligations of Seller or any Affiliate of Seller with respect to the continued retention of any independent contractor or leased employee on or after the Closing Date who performed services for the Business immediately prior to the Closing Date under a Contract with Seller or any Affiliate in accordance with the terms and conditions in effect for each such individual's retention immediately prior to the Closing Date. To the extent that Buyer or any Affiliate utilizes the services of any independent contractor or leased employee under a Contract of Seller or its Affiliates, Buyer shall be liable under the Contract for such services, but shall not otherwise be liable for or under any such Contract of Seller or its Affiliates.

                  6.2      TRANSFERRED EMPLOYEE BENEFIT MATTERS.

                  (a)      Savings Plans.

                           (1) As of the date of this Agreement, Transferred
Employees participate in the defined contribution plans listed on Schedule 6.2(a)(1) (collectively referred to as the "Seller Savings Plans"). Except as provided in Section 6.2(a)(5), Transferred Employees shall not be entitled to make contributions to or to benefit from matching or other contributions under the Seller Savings Plans on and after the Closing Date.

                           (2) Buyer shall take all action necessary and
appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts one or more savings plans (hereinafter referred to in the aggregate as the "Buyer Savings Plans" and individually as a "Buyer Savings Plan") effective as of the Closing Date and to ensure that each of the following requirements is satisfied as of the Closing Date and for the period thereafter ending on December 31, 2003: (i) each such Buyer Savings Plan is a qualified, single-employer individual account plan under
Section 401(a) of the Code; (ii) each such Buyer Savings Plan provides that Transferred Employees shall be immediately eligible to participate therein;
(iii) each such Buyer Savings Plan permits Transferred Employees to make before-tax contributions (under Section 401(k) of the Code) and provides for matching and other employer contributions that are no less favorable to Transferred Employees than those provided under the Seller Savings Plans to Transferred Employees immediately prior to the Closing Date and no less favorable to Transferred Employees than the provisions for before-tax, matching and other contributions

ASSET PURCHASE AGREEMENT               48                      EXECUTION VERSION
provided under the Buyer Savings Plan for similarly situated employees of Buyer and its Affiliates; and (iv) each such Buyer Savings Plan provides that a Transferred Employee who becomes a participant will be immediately fully vested in his or her account balance. During any period beginning on or after January 1, 2004, the Buyer Savings Plan shall provide benefits for the Transferred Employees (and their dependents and beneficiaries) that are comparable to the benefits provided to similarly situated employees of Buyer and its Affiliates.

                           (3) The terms of the Buyer Savings Plan, or each such
Buyer Savings Plan, shall provide that the Transferred Employees shall have the right to make direct rollovers to such plan of their accounts in a Seller Savings Plan, including, if the direct rollover is made within six months after the Closing Date, a direct rollover of any investments in LM stock and any notes evidencing loans made to such Transferred Employees.

                           (4) Seller or its Affiliates shall make all required
matching contributions without regard to the continued employment of the Transferred Employees with the Seller or its Subsidiaries with respect to the Transferred Employees' contributions to the Seller Savings Plans that are (i) eligible for matching and (ii) made before the Closing Date. Such matching contributions shall be made not later than the date on which all other matching contributions are made to the Seller Savings Plans with respect to contributions made at the same time as the Transferred Employees' contributions.

                  (b)      Welfare Benefits.

                           (1) Buyer shall take all action necessary and
appropriate to ensure that, as soon as practicable after the Closing Date, Buyer or one of its Affiliates maintains or adopts, as of the Closing Date, one or more employee welfare benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans for the benefit of the Transferred Employees (the "Buyer Welfare Plans"). During the period beginning with the Closing Date and ending on December 31, 2003, the Buyer Welfare Plans shall provide pre-retirement benefits for the Transferred Employees (and their dependents and beneficiaries) that are comparable in the aggregate to the pre-retirement benefits provided to similarly situated employees of Buyer and its Affiliates. For purposes of determining eligibility to participate in each Buyer Welfare Plan, each Transferred Employee shall be credited with service, determined under the terms of the corresponding welfare plans maintained by Seller on the Closing Date (hereinafter referred to collectively as the "Seller Welfare Plans"). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Buyer Welfare Plans shall be waived, except to the extent not permitted by the applicable insurance carrier, for Transferred Employees provided, however, that any such waiver shall not result in greater coverage for a Transferred Employee than the coverage such Transferred Employee was entitled to under a Seller Welfare Plan. Transferred Employees shall receive credit under the Buyer Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans. As soon as practicable after the Closing Date, Seller shall deliver to Buyer a list of the Transferred Employees who had credited service under a Seller Welfare Plan, together with each such Transferred Employee's service, co-payment amounts, and deductible and out-of-pocket limits under such plan. This Agreement does not impose any requirement on Buyer to provide post-retirement medical or other post-retirement welfare plan coverage to any Transferred Employee, except to the extent required under the continuation of coverage provisions of Section 4980B of the Code and COBRA.

ASSET PURCHASE AGREEMENT               49                      EXECUTION VERSION

                           (2) Buyer shall refer to Seller and Seller (or
Seller's Welfare Plans) shall assume responsibility for any claim under a Buyer Welfare Plan made by a Transferred Employee on or after the Closing Date arising from a disability or loss incurred on or before the Closing Date, except to the extent that the aggregate of such claims does not exceed the amount, if any, accrued as a liability therefor on the Financial Statements as of the Closing Date. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance when the death occurs and in the case of long-term disability benefits, when the disability occurs (provided the individual has not returned to active service with Buyer or its Affiliates).

                           (3) Nothing in this Section 6.2(b) shall require
Seller, any Affiliate of Seller, or the Seller Welfare Plans to make any payment or to provide any benefit not otherwise provided by the terms of the Seller Welfare Plans.

                           (4) Seller, Buyer, their respective Affiliates, and
the Seller Welfare Plans and the Buyer Welfare Plans shall assist and cooperate with each other in the disposition of claims made under the Seller Welfare Plans, and in providing each other with any records, documents, or other information within its control or to which it has access that is reasonably requested by any other as necessary or appropriate to the disposition, settlement, or defense of such claims.

                           (5) Beginning on and for a period of at least six
months after the Closing Date, Buyer shall cause the Transferred Employees to be covered under a severance or separation pay policy or plan(s) (a "Buyer Severance Plan") that provides severance or separation pay benefits under a formula that is at least the same or comparable to the severance or separation policy benefits formula applicable to the Transferred Employee under the severance or separation pay policy or plan(s) that is provided by Seller or an Affiliate of Seller (as applicable) for the benefit of the Transferred Employee immediately prior to the Closing Date, but subject to any requirements of the Buyer Severance Plan as in existence prior to the Closing Date with respect to requiring releases in order to receive severance pay or a particular amount of severance pay. Buyer shall recognize the service of each Transferred Employee with Seller and its Affiliates for eligibility and benefit determinations under any applicable Buyer severance or separation pay policy or plan. Seller will be responsible for any severance pay or other compensation that may become payable to Transferred Employees under a Plan maintained by Seller as a result of the consummation of the transactions described in this Agreement.

                           (6) Seller will provide COBRA coverage after the
Closing Date to any eligible Employee (and the employee's eligible dependents) who experienced a "qualifying event" as defined in COBRA on or prior to the Closing Date, provided such employees and/or dependents make or have made a proper COBRA election and pay all required premiums. Buyer shall provide or shall cause one of its Affiliates to provide COBRA coverage after the Closing Date to any Transferred Employee (and the employee's eligible dependents) who is employed by Buyer or one of its Affiliates immediately after the Closing if the Transferred Employee (or the Transferred Employee's eligible dependents) experiences a "qualifying event," as defined in COBRA, after the Closing Date, provided such employees and/or dependents make or have made a proper COBRA election and pay all required premiums.

                           (7) As of the Closing Date, Seller shall cause all
account balances of the Transferred Employees in a Section 125 flexible spending plan (a "FSA") as of the Closing Date to be transferred to an FSA that is included in a Buyer Welfare Plan. Buyer shall cause the FSA

ASSET PURCHASE AGREEMENT               50                      EXECUTION VERSION
covering Transferred Employees that is included in a Buyer Welfare Plan to be maintained for the duration of the calendar year in which the Closing occurs.

                  6.3      VACATION BENEFITS.

                  On or after the Closing Date, Buyer or one of its Affiliates shall: (i) assume all liabilities of Seller or any Affiliate of Seller with respect to any vacation time of Transferred Employees earned in accordance with the vacation pay policies of Seller or any Affiliate in effect prior to the Closing Date (the "Vacation Policies"), but unused as of the Closing Date, with such unused vacation to be set forth on Schedule 6.3 to be delivered by Seller to Buyer at least 5 business days prior to the Closing Date; and (ii) allow Transferred Employees to receive paid time off on or after the Closing Date for any unused vacation time earned prior to the Closing Date in accordance with the Vacation Policies.

                  6.4      EMPLOYEE RIGHTS.

                  (a) Nothing herein expressed or implied shall confer upon any employee of Seller or its Affiliates, or Buyer or its Affiliates, or upon any legal representative of such employee, or upon any collective bargaining agent, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

                  (b) Nothing in this Agreement shall be deemed to confer upon any Person (nor any beneficiary thereof) any rights under or with respect to any plan, program, or arrangement described in or contemplated by this Agreement, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, or arrangement for his or her rights thereunder.

                  (c) Nothing in this Agreement shall cause Buyer or its Affiliates, or Seller or its Affiliates to have any obligation to provide employment or any employee benefits to any individual who is not a Transferred Employee or to continue to employ any Transferred Employee for any period of time following the Closing Date.

                  6.5      WARN ACT REQUIREMENTS.

                  On and after the Closing Date, Buyer shall be responsible with respect to Transferred Employees and their beneficiaries for compliance with the WARN Act and any other similar applicable Law, including any requirement to provide for and discharge any and all notifications, benefits, and liabilities to Transferred Employees and government agencies that might be imposed as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Buyer shall not take any action after the Closing Date that would cause any termination of employment of any employees employed by Seller or any Affiliate prior to the Closing Date to constitute a "plant closing" or "mass layoff" under the WARN Act or any similar state or local Law that would result in liability or notice obligation to Seller or create any liability to Seller for employment terminations under applicable Law.

                  6.6      SPECIAL PROVISIONS FOR CERTAIN EMPLOYEES.

                  Any individual employed by the Business who immediately prior to the Closing Date either (i) is currently receiving long-term disability benefits under a long-term disability plan of Seller or one of its Affiliates (the "Seller LTD Plan") or (ii) has been approved for receipt

ASSET PURCHASE AGREEMENT               51                      EXECUTION VERSION
of long-term disability benefits under the Seller LTD Plan and any individual who but for the receipt of long-term disability benefits would be an Affiliate Employee (collectively, an "LTD Recipient") shall be treated as a Transferred Employee if and when the LTD Recipient recovers from his or her disabling condition and returns to active service with Buyer or an Affiliate. If any LTD Recipient recovers from his or her disabling condition, Seller and its Affiliates shall have no obligation to offer or provide any employment to such LTD Recipient, however, Seller and its Affiliates shall continue to employ any Person who would have been an LTD Recipient except for their remaining an employee of Seller or its Affiliates. Nothing herein shall require Buyer or any Affiliate to reemploy an LTD Recipient, or Seller or its Affiliates to continue to employ a Person meeting the criteria set forth in the preceding sentence, except that to the extent such Person has a right to re-employment, reinstatement or reactivation.

                                   ARTICLE VII
                             CONDITIONS OF PURCHASE

                  7.1      GENERAL CONDITIONS.

                  The obligations of Buyer and Seller to effect the Closing shall be subject to the satisfaction of the following conditions, unless waived in writing by all Parties:

                  (a) No Orders; Legal Proceedings. At the Closing, (i) no Law shall have been enacted by any Governmental Entity, and no Order shall have been entered by any Governmental Entity, in either case which prohibits the transfer of the Transferred Assets or the assumption of the Assumed Liabilities and (ii) no material Action shall have been commenced by any Governmental Entity which seeks to restrain or materially and adversely alter the transactions contemplated hereby.

                  (b) Approvals. All Approvals required by applicable Law to be obtained from, and all filings required to be made prior to Closing with, any Governmental Entity to effect the transfer of the Transferred Assets and the assumption of the Assumed Liabilities which are identified on Schedule 7.1(b) shall have been received, obtained or made, as applicable, on or prior to the Closing Date and any applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

                  (c) Consents. (x) Each of the consents of third parties identified in Part I of Schedule 7.1(c) shall have been obtained and be in full force and effect; and (y) a sufficient number of the consents of third parties identified in Part II of Schedule 7.1(c) shall have been obtained and be in full force and effect such that, after giving effect to the provisions of Section 5.8, the Business may be conducted in all material respects after the Closing in substantially the same manner as it has been conducted prior to the Closing.

                  (d) Consummation of Stock Purchase Agreement Closing. The obligations of each of Buyer and Seller to effect the closing of the transactions contemplated by the Stock Purchase Agreement shall have been satisfied or waived and the Parties shall be ready, willing and able to consummate the transactions contemplated by the Stock Purchase Agreement simultaneously with the consummation of the transactions contemplated hereby and the consummation of the transactions contemplated by the Stock Purchase Agreement shall occur simultaneously with the consummation of the transactions contemplated hereby.

                  7.2      CONDITIONS TO OBLIGATIONS OF BUYER.

ASSET PURCHASE AGREEMENT               52                      EXECUTION VERSION

                  The obligations of Buyer to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived in writing by Buyer:

                  (a) Representations and Warranties of Seller. The representations and warranties of Seller contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

                  (b) Covenants of Seller. Seller shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by them at or prior to the Closing.

                  (c) Officer's Certificate. Buyer shall have received a certificate of Seller signed by an authorized officer of Seller to the effect that the conditions in Sections 7.2(a), 7.2(b), and the first sentence of
Section 7.2(g) have been satisfied.

                  (d) FIRPTA Certificate. Buyer shall have received a non-foreign status certificate, duly executed, that would exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

                  (e) Legal Opinion. Buyer shall have received from counsel to Seller an opinion dated the Closing Date, covering the matters set forth on Exhibit D hereto.

                  (f) Related Agreements. Seller and its Affiliates, as applicable, shall have executed and delivered to Buyer the Limited Noncompetition Agreement, the Master Purchase Agreement, the Orlando Lease and the Transition Services Agreements.

                  (g) No Adverse Changes. Since the date of this Agreement, there shall not have occurred any changes in the business, operations, assets, results of operations or financial condition of the Business, taken as a whole, which changes, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Subsequent to the date of this Agreement there shall not have occurred and be continuing any of the following: (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the over-the-counter market shall have been suspended or limited, or minimum prices shall have been established on any such exchange or market by the SEC, by any such exchange or by any other regulatory body or governmental authority having jurisdiction, or (ii) any moratorium on commercial banking activities shall have been declared by federal or New York state authorities.

                  (h) Absence of Criminal Actions. None of Seller or any Affiliated Transferor, or any of their directors, officers or employees, shall be under criminal indictment or information or have a criminal Action pending against them, with respect to any alleged irregularity, misstatement or omission arising directly under or directly relating to any activity of the Business.

                  (i) Secretary's Certificates. Seller and LM shall have delivered to Buyer a certificate executed by the secretary or assistant secretary of Seller and LM, certifying as to the following matters: (a) the incumbency of the officers of Seller and LM, signing documents specified herein on behalf of each such entity, (b) the charter documents of Seller not having been

ASSET PURCHASE AGREEMENT               53                      EXECUTION VERSION
amended and being in full force and effect, copies of which charter documents shall be attached to such certificate and (c) the resolutions adopted by Seller's and LM's respective boards of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.

                  (j) Assignment and Assumption Agreement. Seller and the Affiliated Transferors shall have executed and delivered to Buyer the Assignment and Assumption Agreement and appropriate assignment agreements in respect of any patents, patent applications, trademarks, trademark applications, and copyright registrations constituting Transferred Assets.

                  (k) Lease Assignments. Seller or the Affiliated Transferors, as appropriate, shall have executed and delivered to Buyer assignment and assumption agreements in a form mutually agreeable to Buyer and Seller providing for the assignment to Buyer or its designated Affiliate of the Leases.

                  (l) Certain Actions Related to Contracts. Seller shall have taken the actions set forth on Schedule 7.2(l) with respect to the Contract identified therein.

                  7.3      CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to effect the Closing shall be subject to satisfaction of the following conditions, except to the extent waived in writing by Seller:

                  (a) Representations and Warranties of Buyer. The representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, unless such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

                  (b) Covenants of Buyer. Buyer shall have in all material respects performed all obligations and complied with all covenants set forth in this Agreement which are required to be performed or complied with by it at or prior to the Closing.

                  (c) Officer's Certificate. Seller shall have received a certificate of Buyer signed by an authorized officer of Buyer to the effect that the conditions in Sections 7.3(a) and 7.3(b) have been satisfied.

                  (d) Legal Opinion. Seller shall have received from counsel to Buyer an opinion dated the Closing Date, covering the matters set forth on Exhibit E hereto.

                  (e) Secretary's Certificate. Buyer shall have delivered to Seller a certificate executed by the secretary or assistant secretary of Buyer dated as of the Closing Date, certifying as to the following matters: (a) the incumbency of the officers of Buyer signing documents specified herein on behalf of Buyer, (b) the charter documents of Buyer, not having been amended and being in full force and effect, copies of which charter documents shall be attached to such certificate and (c) the resolutions adopted by Buyer's board of directors approving the transactions contemplated by this Agreement having been adopted and not amended, copies of which resolutions shall be attached to such certificate.

ASSET PURCHASE AGREEMENT               54                      EXECUTION VERSION

                  (f) Related Agreements. Buyer and its Affiliates, as applicable, shall have executed and delivered to Seller the Orlando Lease, the Transition Services Agreements and the Master Purchase Agreement.

                  (g) Assignment and Assumption Agreement. Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement.

                  (h) Lease Assignments. Buyer or its designated Affiliate, as applicable, shall have executed and delivered to Seller assignment and assumption agreements in a form mutually agreeable to Buyer and Seller providing for the assignment to Buyer or its designated Affiliate of the Leases.

                                  ARTICLE VIII
                           TERMINATION OF OBLIGATIONS

                  8.1      TERMINATION OF AGREEMENT.

         Anything herein to the contrary notwithstanding, this Agreement and the Related Agreements may be terminated at any time before the Closing as follows and in no other manner:

                  (a) Mutual Consent. By mutual consent in writing of Buyer and Seller.

                  (b) Closing Not Consummated by Earlier Date. By Seller or Buyer at any time after November 30, 2003, if the Closing shall not have occurred by such date, unless extended by mutual consent in writing of Buyer and Seller; provided, that (i) the right to terminate this Agreement under this
Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

                  (c) Conditions to Buyer's Performance Not Met. By Buyer upon written notice to Seller if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the Closing contemplated by this Agreement as set forth in Article VII and Buyer is not in material breach of its representations, warranties or covenants set forth herein.

                  (d) Conditions to Seller's Performance Not Met. By Seller upon written notice to Buyer if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligation of Seller to consummate the Closing contemplated by this Agreement as set forth in Article VII and Seller is not in material breach of its representations, warranties or covenants set forth herein.

                  (e) Termination of Stock Purchase Agreement. Automatically, upon any termination, prior to the consummation of the transactions contemplated thereby or hereby, of the Stock Purchase Agreement.

                  8.2      EFFECT OF TERMINATION.

                  In the event that this Agreement and certain Related Agreements shall be terminated pursuant to Section 8.1, all future obligations of the Parties under this Agreement and such Related Agreements shall terminate without further liability of any Party to another; provided that the obligations of the Parties contained in this Section 8.2 and in Sections 3.1(p),

ASSET PURCHASE AGREEMENT               55                      EXECUTION VERSION

3.2(e), 10.15 and 10.17 and the Confidentiality Agreement shall survive any such termination. Notwithstanding the foregoing sentence, a termination under Section
8.1 shall not relieve any Party of any liability for a willful breach of any covenant under this Agreement or any Related Agreements, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach. In the event that this Agreement is terminated as a result of a willful breach of any covenant under this Agreement or any Related Agreement, the non-breaching Party's damages shall include any damages resulting from the concurrent termination of the Stock Purchase Agreement, unless prior to the time of such breach there existed other independent grounds for the breaching Party to terminate the Stock Purchase Agreement.

                                   ARTICLE IX
                            INDEMNIFICATION; SURVIVAL

                  9.1      OBLIGATIONS OF SELLER.

                  Effective as of the Closing, Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents and assigns from and against:

                  (a) any and all Indemnifiable Losses based upon or arising from any inaccuracy in any of the representations and warranties made by Seller as of the Closing Date in or pursuant to this Agreement or any certificate or Related Agreement delivered pursuant hereto;

                  (b) any and all Indemnifiable Losses based upon or arising from any material breach or nonperformance of any of the covenants of Seller contained in this Agreement or the Related Agreements, including any matter as to which Seller in other provisions of this Agreement has expressly agreed to indemnify Buyer;

                  (c) any and all Indemnifiable Losses based upon or arising from (i) the operation of any Excluded Assets by Seller or its Affiliates or any predecessor entity thereto prior to, or following, the Closing Date, (ii) the failure of Seller to perform, pay and discharge any Excluded Liability, or (iii) any business activities discontinued or divested prior to the Closing and formerly engaged in by the Seller and its Affiliates or by any Person whose liabilities have been assumed by Seller or its Affiliates as part of any acquisition (including any liability that has been assigned to any third party in connection with the disposition of assets, a business or an entity or otherwise), it being understood that the termination or expiration of Contracts with customers of the Business shall not be considered discontinuation of business activities for purposes of this provision;

                  (d) (i) any and all Indemnifiable Losses resulting from any Actions disclosed in the Disclosure Schedules, (ii) any other Actions pending against Seller or any of its Affiliates as of the Closing Date related to the Business or the GM Contract Assets, and (iii) any Actions initiated against Buyer or any Affiliate of Buyer following the Closing by any third-party with respect to pre-Closing actions or omissions of Seller, any Affiliate of Seller, or any predecessor entity thereto as the owner or operator of the Business or the GM Contract Assets;

                  (e) any and all Indemnifiable Losses resulting from any Environmental Liabilities of the Business or Environmental Liabilities related to the GM Contract Assets, in each case attributable to the pre-Closing period;

ASSET PURCHASE AGREEMENT               56                      EXECUTION VERSION

                  (f) except for any Assumed Liabilities, any and all Indemnifiable Losses resulting from liability or obligation for (i) compensation with respect to pre-Closing periods, (ii) benefits under any Plan and any other employee benefits plans as defined in Section 3(3) of ERISA maintained by or contributed to by Seller, any Affiliate of Seller, or any other Person which would be treated as a single employer with Seller for purposes of ERISA or the Code or (iii) the classification of Persons as common law employees, independent contractors or leased employees; and

                  (g) any and all Indemnifiable Losses resulting from the failure, prior to the Closing Date, of Seller or any Affiliated Transferor, to comply with the "most favored nation" or "most favored customer" provisions of any Material Contract pursuant to which Seller or any Affiliated Transferor provides services.

For purposes of Section 9.1(a), all representations and warranties shall be read as if (x) references therein to the materiality to Seller, any Affiliated Transferor or the Business of any condition or event (including all references to "Material Adverse Effect" and "in all material respects") were deleted and
(y) dollar thresholds that qualify exceptions to representations (as opposed to dollar thresholds for purposes of determining disclosure requirements) were deleted. By way of illustration for purposes of this Section 9.1 and for the last sentence of Section 9.2, (i) any representation that a statement is true and correct in all material respects shall be read as a representation that the statement is true and correct, (ii) any representation that a condition exists except to the extent that its failure to exist would not have a Material Adverse Effect on a Person shall be read as a representation that such condition exists,
(iii) any representation that no incidents of a specific nature have occurred that would have a Material Adverse Effect on a Person shall be read as a representation that no incidents of such nature have occurred, and (iv) any Contracts not set forth on Schedule 3.1(e)(1) based on failure to satisfy certain dollar thresholds will not form the basis of a misrepresentation, but the representations in Section 3.1(e)(1) that are made concerning Material Contracts will be deemed to be made concerning all Contracts, regardless of whether the Contract satisfies the dollar thresholds. Notwithstanding the foregoing, materiality qualifiers and dollar thresholds (1) related to the Financial Statements, (2) included in the definition and applicability of GAAP and (3) set forth in Section 3.1(c) (other than clause (iii) of Section 3.1(c)(3)) shall not be deemed deleted for purposes of Section 9.1(a).

                  9.2      OBLIGATIONS OF BUYER.

                  Effective as of the Closing, Buyer agrees to indemnify and hold harmless Seller and their respective directors, officers, employees, Affiliates, agents and assigns from and against:

                  (a) any and all Indemnifiable Losses based upon or arising from any inaccuracy as of the Closing Date, in any of the representations and warranties made by Buyer in or pursuant to this Agreement;

                  (b) any and all Indemnifiable Losses based upon or arising from any material breach or nonperformance of any of the covenants of Buyer contained in this Agreement or the Related Agreements, including any matter as to which Buyer in other provisions of this Agreement (including Sections 5.4, 5.7 or 5.8) has expressly agreed to indemnify Seller;

                  (c) any and all Indemnifiable Losses based upon or arising from any post-Closing claims made against Seller Leases that remain in place after the Closing, except to the

ASSET PURCHASE AGREEMENT               57                      EXECUTION VERSION
extent that Buyer is entitled to indemnification for such matters pursuant to
Section 9.1(a) or 9.1(b) (without regard to satisfaction of Section 9.5(a)); or

                  (d) any and all Indemnifiable Losses based upon or arising from the conduct of the Business after the Closing or the failure of Buyer to perform, pay and discharge any Assumed Liability, except to the extent that Buyer is entitled to indemnification for such matters pursuant to Section
9.1 (without regard to the satisfaction of Section 9.5(a)).

For purposes of Section 9.2(a), all representations and warranties shall be read as if (x) references therein to the materiality to Buyer of any condition or event (including all references to "Material Adverse Effect" and "in all material respects") were deleted and (y) dollar thresholds that qualify exceptions to representations (as opposed to dollar thresholds for purposes of determining disclosure requirements) were deleted.

                  9.3      PROCEDURE.

                  (a) Notice of Third Party Claims. Any party seeking indemnification of any Indemnifiable Loss or potential Indemnifiable Loss arising from a claim asserted by a third party shall give written notice to the Party from whom indemnification is sought. Written notice to the Indemnifying Party of the existence of a third-party claim shall be given by the Indemnified Party promptly after its receipt of an assertion of liability from the third party, and in any event within 20 days of such assertion; provided, however, that the failure so to deliver such notice shall not relieve the Indemnifying Party from any liability under this Article IX except to the extent that the Indemnifying Party is prejudiced thereby. In the event the provisions of Section
5.4 conflict with the provisions of this Section 9.3, the provisions of Section
5.4 shall govern.

                  (b) Defense. In the case of a third party claim, the Indemnifying Party may, at its option, control the defense of an Indemnifiable Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to retain counsel of its choice at its own expense and participate in the defense of the Indemnifiable Claim. If the Indemnifying Party does not assume such defense or the Indemnifying Party notifies the Indemnified Party within 30 days that it will not assume such defense, the Indemnified Party may control the defense of such claim and may settle the claim on behalf of and for the account and risk of the Indemnifying Party, who shall be bound by the result. In all cases, the party without the right to control the defense of the Indemnifiable Claim may participate in the defense at its own expense.

                  (c) Settlement Limitations. Notwithstanding anything in this Section 9.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, settle or compromise any Indemnifiable Claim or permit a default or consent to entry of any judgment, unless (i) such settlement or compromise includes a complete release of the Indemnified Party with respect to liability related to such Indemnifiable Claim, (ii) such settlement contains a customary confidentiality provision, and (iii) if Buyer or any of its Affiliates is an Indemnified Party, will not create a reasonable likelihood of the institution of similar claims against any Indemnified Party based upon the subject matter of the Indemnifiable Claim. Notwithstanding the preceding sentence, if (x) a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer without reservation of any rights or defenses against the Indemnified Party, or (y) the Indemnified Party has not consented to the settlement or compromise in reliance upon the provisions of clause (iii) of the preceding sentence, the Indemnified Party may continue to contest such claim, free of any participation or cost by the

ASSET PURCHASE AGREEMENT               58                      EXECUTION VERSION

Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus, without duplication, the Indemnifiable Losses of the Indemnified Party relating to such Indemnifiable Claim through the date of its rejection of the settlement offer or (B) the aggregate Indemnifiable Losses of the Indemnified Party with respect to such claim. If the Indemnifying Party makes any payment on any claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such claim; provided that the Indemnifying Party shall not be entitled to make any claim under the Indemnified Party's insurance policies and the Indemnified Party shall not be entitled to make any claim under the Indemnifying Party's insurance policies.

                  (d) For the avoidance of doubt, with respect to any claim for indemnification, the expiration of a survival period set forth in Section
9.4 with respect to a particular subsection of Section 9.1 or 9.2 shall not prohibit an Indemnified Party from seeking indemnification under another subsection of Section 9.1 or 9.2, as applicable, with respect to which the survival period has not expired as of the date of such claim. Similarly, if a claim for indemnification can be asserted under either a subsection of Section
9.1 or 9.2 that is subject to the threshold or maximum amount of indemnification set forth in Section 9.5 or under a subsection of Section 9.1 or 9.2 that is not subject to such threshold or maximum amount of indemnification, the Indemnified Party may elect the provision under which such claim is brought.

                  9.4      SURVIVAL.

                  The representations and warranties contained in or made pursuant to this Agreement and the Related Agreements shall expire eighteen months after the Closing, except that the representations and warranties contained in Section 3.1(a) shall remain in full force and effect indefinitely and the representations and warranties contained in or made pursuant to Sections 3.1(d), 3.1(h) (with respect to the first two sentences only), 3.1(n)(6), 3.1(n)(7) and 3.1(r) shall survive for the limitations period applicable to the underlying claim. This Article IX shall survive the Closing and shall remain in effect (a) with respect to Sections 9.1(a) and 9.2(a), so long as the relevant representations and warranties survive, (b) with respect to Sections 9.1(b) and 9.2(b), to the extent those Sections relate to the covenants set forth in
Article IV, for eighteen months, (c) with respect to Sections 9.1(b) and 9.2(b) to the extent those Sections relate to covenants other than as set forth in
Article IV, so long as the applicable covenant survives, (d) with respect to
Section 9.1(c)(iii) for the longer of five years or the limitations period applicable to the underlying claim, (e) with respect to Section 9.1(d), for three years, (f) with respect to Section 9.1(f)(iii), for 18 months, (g) with respect to Sections 9.1(c)(i), 9.1(c)(ii), 9.1(e), 9.1(f)(i), 9.1(f)(ii),
Sections 9.2(c) and 9.2(d), indefinitely, and (h) with respect to Section 9.1(g), for the limitations period applicable to the underlying claim. Any matter as to which a non-speculative claim has been asserted by written notice to the Indemnifying Party setting forth in reasonable detail the nature of such claim that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                  9.5      LIMITATIONS ON INDEMNIFICATION.

ASSET PURCHASE AGREEMENT               59                      EXECUTION VERSION

                  (a) Seller shall not be required to indemnify any Person under Section 9.1(a) or Section 9.1(b), solely with respect to pre-Closing covenants, unless the aggregate of all amounts for which indemnity would otherwise be payable by Seller exceeds $1,000,000, and in such event, Seller shall be responsible for only the amount in excess of such $1,000,000, except that such limitations shall not apply to any claims arising out of Sections 3.1(d), 3.1(n)(6), 3.1(n)(7) and 3.1(r), for which Seller shall indemnify the Indemnified Party for the full amount of any Indemnifiable Loss. In no event shall the total indemnification to be paid by Seller under this Article IX with respect to Section 9.1(a) or Section 9.1(b), solely with respect to pre-Closing covenants, and Section 9.1(d), exceed $12,500,000, except that such limitation with respect to Section 9.1(a) shall not apply to any claim arising out of Sections 3.1(d), 3.1(n)(6), 3.1(n)(7) and 3.1(r). In no event shall the total indemnification to be paid by Seller under Section 9.1(g) exceed (x) $5,000,000 plus (y) any amounts remaining available for indemnification pursuant to the preceding sentence.

                  (b) Buyer shall not be required to indemnify any Person under Section 9.2(a) or Section 9.2(b), solely with respect to pre-Closing covenants, unless the aggregate of all amounts for which indemnity would otherwise be payable by Buyer exceeds $1,000,000, and in such event, Buyer shall be responsible for only the amount in excess of such $1,000,000, and in no event shall the total indemnification payable by Buyer under this Article IX with respect to Section 9.2(a) or Section 9.2(b), solely with respect to pre-Closing covenants, exceed $12,500,000.

                  (c) Any Indemnifiable Claim with respect to any breach or nonperformance by either party of a representation, warranty, covenant or agreement shall be limited to the amount of actual Indemnifiable Losses sustained by the Indemnified Party by reason of such breach or nonperformance, net of any insurance proceeds.

                  (d) If an inaccuracy in any of the representations and warranties made by Seller or a breach of any covenants of Seller gives rise to an adjustment in the Purchase Price for the Transferred Assets pursuant to
Section 2.2, then such inaccuracy or breach shall not give rise to an indemnification obligation under Section 9.1.

                  (e) An Indemnified Party's rights to receive a payment under this Article IX from the Indemnifying Party shall not be subject to set-off or off-set against any amounts owed or alleged to be owed by such Indemnified Party to any other Person.

                  (f) The indemnity by Seller provided for at Section 9.1(g) shall not apply to claims with respect to Indemnifiable Losses resulting from the breach of a "most favored nation" or "most favored customer" provision of a Material Contract with a particular customer to the extent that Buyer does not comply with the following provisions:

                  (i) if a customer approaches Buyer or its Affiliates claiming a breach or raising questions with respect to compliance with a provision, Buyer shall (x) give Seller notice thereof as promptly as practicable, and (y) consult with Seller regarding such claim and provide Seller the opportunity to participate in Buyer's response to such claim; and

                  (ii) if Buyer discovers the potential breach of such a provision without being approached first by a customer regarding the same, Buyer shall (x) notify Seller of such potential breach, and (y) consult with Seller regarding how such matter should be addressed with the relevant customer prior to communicating with regard to the issue to the relevant customer.

ASSET PURCHASE AGREEMENT               60                      EXECUTION VERSION

Further, the indemnity by Seller provided for at Section 9.1(g) applies only with respect to claims for damages from Seller and its Affiliates' pricing of services during periods prior to the Closing Date, and shall not apply to any claim for damages, reduced revenues or any other Indemnifiable Loss with respect to pricing of services from and after the Closing Date, even if such claim is based upon events, facts or circumstances arising prior to the Closing Date.

                  9.6      TREATMENT OF PAYMENTS.

                  All payments made pursuant to this Article IX shall be treated as adjustments to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, an Indemnified Party shall not be indemnified or reimbursed for any tax consequences arising from the receipt or accrual of an indemnity payment hereunder, including any such consequences arising from adjustments to the basis of any asset resulting from an adjustment to the Purchase Price or any additional Taxes resulting from any such basis adjustment.

                  9.7      REMEDIES EXCLUSIVE.

                  The remedies provided for in this Article IX shall constitute the sole and exclusive remedy for any post-Closing claims made (i) for breach of this Agreement or (ii) otherwise in connection with the transactions contemplated by this Agreement, except (x) for claims arising out of any breach of the Confidentiality Agreement, Section 5.2 or this Article IX, and (y) for claims based on actual fraud. Each Party hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this
Section 9.7.

                  9.8      MITIGATION.

                  The Parties shall cooperate with each other with respect to resolving any Indemnifiable Claim, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. Each Party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for an Indemnifiable Claim such that each Party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement. In the event that any party shall willfully fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any Indemnifiable Loss that could reasonably be expected to have been avoided if such Party, as the case may be, had made such efforts.

                                    ARTICLE X
                                     GENERAL

                  10.1     USAGE.

                  All terms defined herein have the meanings assigned to them herein for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined. "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Writing," "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form. Any instrument or Law defined or referred to herein means such instrument or Law as from time to time amended, modified or supplemented, including (in the case of instruments) by waiver or consent and (in the case of any Law) by

ASSET PURCHASE AGREEMENT               61                      EXECUTION VERSION
succession of comparable successor Laws and includes (in the case of instruments) references to all attachments thereto and instruments incorporated therein. References to a Person are, unless the context otherwise requires, also to its successors and assigns. Any term defined herein by reference to any instrument or Law has such meaning whether or not such instrument or Law is in effect. "Shall" and "will" have equal force and effect. "Hereof," "herein," "hereunder" and comparable terms refer to the entire instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto. References to "the date of this Agreement," "the date hereof" or words of like import shall mean July 31, 2003. References in an instrument to "Article," "Section" or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section or subdivision of or an attachment to such instrument. References to any gender include, unless the context otherwise requires, references to all genders, and references to the singular include, unless the context otherwise requires, references to the plural and vice versa. All accounting terms not otherwise defined herein have the meaning assigned under GAAP.

                  10.2     AMENDMENTS; WAIVERS.

                  This Agreement and any Schedule or Exhibit attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

                  10.3     SCHEDULES; EXHIBITS.

                  Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although the Disclosure Schedules need not be attached to each copy of this Agreement. The mere inclusion of an item in a Schedule as an exception to a representation or warranty shall not be deemed an admission by Seller that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Further, any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance or applicability to information called for by another Schedule or other Schedules to this Agreement clearly apparent shall be deemed to be disclosed on such other Schedule or Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

                  10.4     FURTHER ASSURANCES.

                  Each of Buyer and Seller will use commercially reasonable efforts to cause all conditions to its and the other Party's obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each of Buyer and Seller shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other Party may reasonably request to consummate or implement the transactions contemplated hereby. With respect to the securing of any requisite Approvals after Closing, the Parties shall timely and promptly make all filings which may be required for the securing of such Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall use commercially reasonable efforts to file notification and report forms and similar applications with any applicable Governmental Entity

ASSET PURCHASE AGREEMENT               62                      EXECUTION VERSION
whose Approval may be required following the Closing Date. Buyer and Seller shall cooperate and use their respective commercially reasonable efforts to respond to any requests for information by any Governmental Entity in connection with such post-Closing Approvals.

                  10.5     GOVERNING LAW.

                  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

                  10.6     HEADINGS.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  10.7     COUNTERPARTS.

                  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different Parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

                  10.8     PARTIES IN INTEREST.

                  This Agreement shall be binding upon and inure to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any Party to this Agreement.

                  10.9     PERFORMANCE BY SUBSIDIARIES.

                  Each Party agrees to cause its Subsidiaries to comply with any obligations hereunder relating to such Subsidiaries and to cause its Subsidiaries to take any other action which may be necessary or reasonably requested by the other party in order to consummate the transactions contemplated by this Agreement.

                  10.10    WAIVER.

                  No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

                  10.11    SEVERABILITY.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement for both Parties remain valid, binding and enforceable and provided

ASSET PURCHASE AGREEMENT               63                      EXECUTION VERSION
that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. In event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

                  10.12    DAMAGES DETERMINATION.

                  Notwithstanding anything to the contrary elsewhere in this Agreement, no Party (or its Affiliates) shall, in any event, be liable to the other Party (or its Affiliates) for (a) any indirect, incidental or consequential damages, except to the extent such damages are shown to be a reasonably foreseeable result of the breach, violation or other basis for indemnification hereunder, or (b) any special, exemplary or punitive damages, except to the extent awarded by a court in a third party claim and subject to
Section 9.5.

                  10.13    KNOWLEDGE CONVENTION.

                  Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any Party pursuant to this Agreement is made "to [its] knowledge" or words of similar intent or effect of any Party or its representative, the Person making such statement shall be deemed to be making such statements "to [its] best knowledge" and shall be accountable only for facts and other information, which as of the date the representation is given, are actually known to the Person making such statement, which with respect to Seller, means the persons identified on Schedule 10.13 hereto, and with respect to any other Person that is a corporation, means the knowledge of such corporation's executive officers.

                  10.14    NOTICES.

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), (c) mailed by certified or registered mail (postage prepaid), receipt requested, or (d) sent by Express Mail, Federal Express or other express delivery service, receipt requested, to the Parties and at the addresses specified herein or to such other address or to such other person as either Party shall have last designated by such notice to the other Party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified herein and an appropriate confirmation of transmission is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address. Any notice or other communication hereunder shall be delivered as follows:

                  If to Buyer, addressed to:

                  Affiliated Computer Services, Inc.
                  2828 North Haskell
                  Dallas, Texas  75204
                  Attention: Chief Executive Officer
                  General Counsel
                  Telecopier No.: (214) 823-5746

ASSET PURCHASE AGREEMENT               64                      EXECUTION VERSION

                  With a copy to:

                  Baker Botts LLP
                  2001 Ross Avenue
                  Suite 700
                  Dallas, Texas 75201
                  Attention: Neel Lemon, Esq.
                  Telecopier No.: (214) 661-4954

                  If to Seller:

                  Lockheed Martin Services, Inc.
                  2339 Route 70 West
                  Cherry Hill, NJ  08002
                  Attention: Neal J. Murray
                           Vice President and General Counsel
                  Telecopier No.: (856) 486-5180

                  With copies to:

                  Lockheed Martin Corporation
                  6801 Rockledge Drive
                  Bethesda, Maryland  20817
                  Attention: Frank H. Menaker, Jr.
                           Senior Vice President and General Counsel
                  Telecopier No.: (301) 897-6791

                  Lockheed Martin Corporation
                  6801 Rockledge Drive
                  Bethesda, Maryland  20817
                  Attention: Jeffrey D. MacLauchlan.
                           Vice President Financial Strategies
                  Telecopier No.: (301) 897-6919

                  and

                  O'Melveny & Myers LLP
                  1625 Eye Street, N.W.
                  Washington, D.C. 20006
                  Attention:  David G. Pommerening, Esq.
                              David G. Litt, Esq.
                  Telecopier No.: (202) 383-5414

                  10.15    PUBLICITY AND REPORTS.

                  Prior to the Closing, Seller and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other Party; provided that to the extent that a particular action is required by applicable Law, the Parties shall be obligated only to use

ASSET PURCHASE AGREEMENT               65                      EXECUTION VERSION
commercially reasonable efforts to consult with the other party prior to issuing any such press release, publicity statement or other public notice. Nothing herein shall prevent reasonable pre-Closing communication between the Business and its clients for the purpose of responding to client concerns regarding the effect of the transactions contemplated by this Agreement on service delivery; provided that Seller shall use commercially reasonable efforts to, or to cause its Affiliate to, coordinate the content of any such communications with Buyer to the extent reasonably practicable.

                  10.16    INTEGRATION.

                  This Agreement, the Confidentiality Agreement and the Related Agreements, together with the Schedules and Exhibits thereto, (a) constitute the entire agreement among the Parties pertaining to the subject matter hereof and
(b) supersede all prior agreements and understandings of the Parties in connection therewith, except for the Confidentiality Agreement, which remains in full force and effect.

                  10.17    EXPENSES.

                  Seller and Buyer shall each pay their own expenses incident to the evaluation of the Business and the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

                  10.18    NO ASSIGNMENT.

                  Neither this Agreement nor any rights or obligations under it are assignable by Buyer except that Buyer may assign its rights hereunder, in whole or in part, to one or more wholly owned subsidiaries of Buyer. Buyer shall remain liable to Seller for the payment of the consideration set forth herein and other obligations of Buyer hereunder notwithstanding a permitted assignment. Seller may assign its rights under this Agreement to any Affiliate of Seller. Seller shall remain liable to Buyer for the obligations of Seller hereunder notwithstanding a permitted assignment.

                  10.19    REPRESENTATION BY COUNSEL; INTERPRETATION.

                  The Parties each acknowledge that each Party has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in any portions of this Agreement against the Party that drafted it has no application and is expressly waived. If any provision of this Agreement is, in the judgment of the trier of fact, ambiguous or unclear, that provision shall be interpreted in a reasonable manner to effect the intent of the Parties.

                  10.20    REFERENCE OF DISPUTES TO SENIOR OFFICERS OF BUYER AND
LM.

                  Any dispute between Seller and Buyer arising out of or in connection with this Agreement or the Related Agreements or any alleged breach hereof or thereof may, at the option of either Seller or Buyer, be submitted for discussion and possible resolution by senior officers of Seller and Buyer, as designated by their respective chief executive officers, for a period of 30 days (or such longer period as the Parties may in particular cases so decide) before initiating any litigation pursuant to Section 10.21 hereof.

ASSET PURCHASE AGREEMENT               66                      EXECUTION VERSION

                  10.21    RESOLUTION OF DISPUTES.

                  All litigation relating to or arising under or in connection with this Agreement or any of the Related Agreements shall be brought only in the United Stated District Court for the Borough of Manhattan District (or, if subject matter jurisdiction is unavailable, in the state courts of the State of New York), which shall have exclusive jurisdiction to resolve any disputes with respect to this Agreement or the Related Agreements, with each Party irrevocably consenting to the jurisdiction thereof for any actions, suits or proceedings arising out of or relating to this Agreement or the Related Agreements. The Parties irrevocably waive trial by jury in any legal action or proceeding relating to this Agreement, the Related Agreements or any other agreement entered into in connection therewith and for any counterclaim with respect thereto. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York court. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  10.22    NO THIRD PARTY BENEFICIARIES.

                  This Agreement is not intended to, and shall not be construed to, confer upon any Person other than the Parties any rights or remedies hereunder.

                  [Remainder of Page Intentionally Left Blank]

ASSET PURCHASE AGREEMENT               67                      EXECUTION VERSION

                  IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                                       AFFILIATED COMPUTER SERVICES, INC.

                                       By: /s/ John H. Rexford
                                           ------------------------------------
                                           John H. Rexford
                                           Executive Vice President

                                       LOCKHEED MARTIN SERVICES, INC.

                                       By: /s/ Jeffrey D. McLauchlan
                                           ------------------------------------
                                           Jeffrey D. MacLauchlan
                                           Authorized Signatory

                                    GUARANTY

                  The undersigned, Lockheed Martin Corporation, does hereby unconditionally guarantee the performance of the obligations of Lockheed Martin Services, Inc. (i.e. "Seller" in the within Agreement), in the same manner and to the same extent as if the undersigned were a party to the within Agreement for all purposes for which Lockheed Martin Services, Inc. is a party to the within Agreement.

                                       LOCKHEED MARTIN CORPORATION

                                       By: /s/ Jeffrey D MacLauchlan
                                           ------------------------------------
                                           Jeffrey D. MacLauchlan
                                           Vice President Financial Strategies

ASSET PURCHASE AGREEMENT               S-1                     EXECUTION VERSION